UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Packaging Corporation of America

(Name of Registrant as Specified in Its Charter)

Registrant

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PACKAGING CORPORATION OF AMERICA

March 20, 2020

Dear PCA Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders to be held at our corporate office, located at 1 N. Field Court, Lake Forest, Illinois, on Tuesday, May 5, 2020 at 8:30 a.m., central time.

Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is a proxy or voting instruction card, a postage-paid envelope and our 2019 Annual Report to Stockholders.

It is important that your shares are represented at the meeting. Whether or not you expect to attend the meeting, please vote your shares by following the instructions on the enclosed proxy or voting instruction card.

Sincerely,

Mark W. Kowlzan Chairman and Chief Executive Officer

PACKAGING CORPORATION OF AMERICA

1 N. Field Court

Lake Forest, Illinois 60045

(847) 482-3000

NOTICE OF THE

2020 ANNUAL MEETING OF STOCKHOLDERS

May 5, 2020

The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1 N. Field Court, Lake Forest, Illinois, on Tuesday, May 5, 2020, beginning at 8:30 a.m., central time. The purpose of the meeting is to:

•	elect the eleven nominees for director named in the proxy statement for a one-year term to expire at the 2021 Annual Meeting of Stockholders;

•	ratify the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditor;

•	approve our Amended and Restated 1999 Long-Term Equity Incentive Plan;

•	vote on a non-binding proposal to approve our executive compensation; and

•	consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 16, 2020 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the instructions on the enclosed proxy or voting instruction card. If you do attend the meeting, you may vote in person, even if you have returned a proxy card.

By Order of the Board of Directors,

Kent A. Pflederer

Corporate Secretary

March 20, 2020

PACKAGING CORPORATION OF AMERICA

1 N. Field Court

Lake Forest, Illinois 60045

(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2020 Annual Meeting of Stockholders to be held on May 5, 2020 at 8:30 a.m., central time, at our corporate office located at 1 N. Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the annual meeting are first being mailed on or about March 20, 2020 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•	electing our board of directors for a one-year term to expire at the 2021 Annual Meeting of Stockholders (Item 1);

•	ratifying the appointment of KPMG LLP as the independent registered public accounting firm to serve as our auditors (Item 2);

•	approving the Amended and Restated 1999 Long-Term Equity Incentive Plan (Item 3); and

•	voting on a non-binding proposal to approve our executive compensation (Item 4).

The board of directors recommends that you vote your shares FOR each of the director nominees and FOR each of the other items.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 16, 2020, are entitled to receive notice of the annual meeting of stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at the meeting.

As of February 28, 2020, we had 94,849,952 shares of our common stock outstanding.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m., central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (847) 482-3000.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding common stock on the record date will constitute a quorum for our meeting. Broker non-votes and proxies received but marked as abstentions will be included as present for purposes of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received voting instructions from the beneficial owner. We expect that nominees will not have discretionary authority for Items 1 (Election of Directors), 3 (Approval of Long-Term Equity Incentive Plan) and 4 (Approval of Executive Compensation) and will have discretionary authority for Item 2 (Ratification of Independent Registered Public Accounting Firm).

If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

How do I vote if shares are held in my name?

If the shares of our common stock are held in your name, you may vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the proxies named on the proxy card will vote your shares for all of the directors nominated, and for approval of the other items before the meeting. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon the proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. All of the proxies are our officers.

How do I vote if I hold my shares through a broker, bank or other nominee?

Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

How do I vote shares I hold in the 401(k) plan?

If you are one of our employees who holds common stock through the PCA Employee Stock Ownership Plan (which holds the PCA common stock in the Packaging Corporation of America Retirement Savings Plan for Salaried Employees and the PCA Common Stock Fund in the Packaging Corporation of America Thrift Plan for Hourly Employees), you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in those plans.

Greatbanc Trust Company (“GTC”) has the responsibility for monitoring the continued investment of PCA common stock held in the plans. GTC is an investment advisor under the Investment Advisors Act of 1940. If you do not elect to vote the proportionate interest of shares you hold in the plans, those shares will be voted by GTC, in its discretion.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing a written notice of revocation with our corporate secretary;

•	signing and delivering another proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

If your shares are held in the 401(k) plans, you may revoke your previously given voting instructions by filing with Computershare Trust Company, N.A., the tabulator of votes and our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Computershare must receive the notice of revocation or the voting instruction card no later than April 30, 2020.

What vote is required to approve each item?

Election of Directors.    The election of directors at the 2020 annual meeting will be an uncontested election. A “majority of the vote” of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director (Item 1). Pursuant to our bylaws, a “majority of the vote” is achieved in an uncontested director election if a director receives more votes “for” than “against” his or her election, with abstentions and broker non-votes disregarded.

Other Matters.    The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the meeting is required to approve the matters in Items 2, 3 and 4. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matters, the shares are considered present at the meeting for such matters, but since they are not affirmative votes for the matters, they will have the same effect as votes against the matters. On the other hand, shares resulting in broker non-votes, if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

What happens if a nominee for director does not receive a majority of the vote in an uncontested election?

All nominees for the election of directors at the 2020 annual meeting are incumbent directors currently serving on the board and the election is uncontested. An incumbent director nominee who does not receive the necessary number of votes to be elected at the annual meeting would, under Delaware law, continue to serve on the board as a “holdover director.” However, under our bylaws, any director who fails to receive the necessary number of votes to be elected must tender his or her resignation to the board promptly. Our independent directors (excluding the director who tendered the resignation) would be required to determine whether to accept or reject the resignation, or whether to take any other action. The board would then act on the tendered resignation, and publicly disclose its decision, within 90 days following certification of the stockholder vote.

Who will be tabulating and certifying votes at the meeting?

We have engaged Computershare Trust Company, N.A., our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of $9,000 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 5, 2020

This proxy statement and our 2019 Annual Report to Stockholders are available at

www.edocumentview.com/PKG

ELECTION OF DIRECTORS

ITEM NO. 1 ON PROXY CARD

Our board of directors currently has 12 members. All directors are elected annually. Upon the 2020 annual meeting, we will have 11 directors, with the retirement of Hasan Jameel. The eleven nominees named below are proposed to be elected at this annual meeting to serve until the 2021 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees have been nominated for election by our board of directors upon the recommendation of the nominating and governance committee of the board of directors.

A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you vote against the nominee or abstain. If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election. If such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the stockholder has directed otherwise.

Set forth below is information regarding each nominee. Standing for election are:

Mark W. Kowlzan is 65 years old and has served as Chief Executive Officer and a director of PCA since July 2010 and as Chairman since January 2016. From 1998 through June 2010, Mr. Kowlzan led PCA’s containerboard mill system, first as Vice President and General Manager and then as Senior Vice President — Containerboard. From 1996 through 1998, Mr. Kowlzan served in various senior operating positions with PCA in its mill operations, including as manager of the Counce, Tennessee linerboard mill. Prior to joining PCA, Mr. Kowlzan spent 15 years at International Paper Company, where he held a series of operational and managerial positions within its mill organization. Mr. Kowlzan has been a member of the board of directors of American Forest & Paper Association since February 2011. Mr. Kowlzan was chosen to serve on our board primarily for his extensive expertise in the paper and packaging industries and his familiarity with our business through his leadership of our containerboard mill system and our company.

Cheryl K. Beebe is 64 years old and has served as a director of PCA since May 2008. From February 2004 until her retirement in February 2014, Ms. Beebe served as the Chief Financial Officer of Ingredion Incorporated (formerly named Corn Products International, Inc.), a manufacturer and seller of a number of ingredients to food and industrial customers. Ms. Beebe previously served Ingredion as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004. She served as Director of Finance and Planning for CPC International Inc.’s (now named Unilever BestFoods) Corn Refining Business from 1995 to 1997 and as Director of Financial Analysis and Planning for its Corn Products North America business from 1993 to 1995. From 1980 to 1993, she served in various financial positions in CPC’s U.S. consumer food business, North American audit group and worldwide corporate treasury function. Ms. Beebe is a member of the board of directors of The Mosaic Company and served on the board of directors of Convergys Corporation during the past five years. Ms. Beebe was chosen to serve on our board primarily for her experience as a chief financial officer of a public company, her extensive financial and accounting background, and her knowledge of the manufacturing industry and the strategic and business issues and risks similar to those facing PCA.

Duane C. Farrington is 61 years old and has served as a director of PCA since August 2015. Mr. Farrington has been employed by State Farm Mutual Automobile Insurance Company since 1980, serving as Senior Vice President for Sales and Operations in the mid-Atlantic operation from 2005 to 2008. He moved to the corporate headquarters in 2009 and was named Executive Vice President and Chief Administrative Officer in 2013. In his State Farm senior leadership role, he has overall responsibility for the organization’s information technology, systems and business integration, information security, and innovation functions. Mr. Farrington earned the

Chartered Property Casualty Underwriter (CPCU) designation in 1995. Mr. Farrington was chosen to serve on our board primarily because of his extensive experience with information technology and security, as well as his business experience gained from more than 35 years of service at State Farm.

Donna A. Harman, is 60 years old and has served as a director of PCA since December 2019. She served as President and Chief Executive Officer of American Forest and Paper Association (AF&PA), the national trade association of the paper and wood products industries, from 2007 until her retirement in 2019. Earlier in her career, she held positions as AF&PA’s senior vice president, policy and government affairs, served in governmental affairs for Champion International Corporation and The Dow Chemical Company and served as a legislative assistant in Congress. Ms. Harman is the 2019 recipient of the Bryce Harlow award, which recognizes her exemplary career in business-government relations. Ms. Harman was chosen to serve on our board primarily for her considerable experience with sustainability, public policy matters relevant to our industry and senior leadership experience, through her service as president of AF&PA for more than one decade.

Robert C. Lyons is 56 years old and has served as a director of PCA since August 2011. Mr. Lyons has served as Executive Vice President and President — Rail North America of GATX Corporation, a rail, marine and industrial equipment leasing company, since August 2018 and as Chief Financial Officer of GATX from November 2004 to August 2018. Mr. Lyons has been employed by GATX since 1997 and was promoted through the treasury and investor relations departments before being elected Vice President, Investor Relations in 2002. Prior to his employment with GATX, Mr. Lyons worked for the Financial Relations Board and in the corporate banking division of The Bank of Tokyo-Mitsubishi. Mr. Lyons was chosen to serve on our board primarily for his extensive financial and accounting background, experience as a business unit president and chief financial officer of a public company, and his familiarity with strategic and business issues and risks for companies similarly situated to PCA.

Thomas P. Maurer is 68 years old and has served as a director of PCA since May 2014. Mr. Maurer spent his entire career with Ernst & Young, LLP, a global professional services firm, from 1973 until his retirement in 2011. He served as the global coordinating partner on the audits of large companies primarily in the manufacturing and consumer products industries. Mr. Maurer was a member of the Ernst & Young Global Account Partner Group and he served two terms on the Ernst & Young Partner Advisory Council. Mr. Maurer also served as the leader of the Retail, Consumer Products and Industrial Products Group in Ernst & Young’s Chicago office. Mr. Maurer is also a director of Lamb Weston Holdings, Inc. Mr. Maurer was chosen to serve on our board primarily for his experience working with and assisting similarly situated companies to ours, his extensive financial and accounting background and his knowledge of similarly situated manufacturing companies.

Samuel M. Mencoff is 63 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, LLC since 1993 and currently serves as Co-Chief Executive Officer. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff has served on the board of Boise Cascade Company during the past five years. Mr. Mencoff was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies as managing director and Co-Chief Executive Officer of Madison Dearborn.

Roger B. Porter is 73 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Tenneco Inc., and Extra Space Storage Inc. and has

served as a director of Zions Bancorporation during the last five years. Mr. Porter was chosen to serve on our board primarily for his perspectives and insights gained through his significant business, governmental and public policy experience.

Thomas S. Souleles is 51 years old and has served as a director of PCA since September 2010, and previously served on PCA’s Board of Directors from 1999 to 2008. Mr. Souleles has been employed principally by Madison Dearborn Partners, LLC since 1995 and currently serves as a Managing Director concentrating on investments in the basic industries sector. Mr. Souleles has served on the board of directors of Multi Packaging Solutions International Ltd. during the past five years. Mr. Souleles was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies, including several in the paper and forest products industry, as managing director of Madison Dearborn and his expertise in financial analysis.

Paul T. Stecko is 75 years old and has served as a director of PCA since March 1999, including as Chairman from March 1999 through December 2015. He served as a Senior Advisor to PCA from January 2016 through the end of 2017. He served as Executive Chairman of PCA from July 2010 until his retirement as an officer and employee of the company in December 2013. Mr. Stecko served as Chief Executive Officer of PCA from January 1999 to July 2010. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco, Inc. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko has served on the board of directors of Tenneco, Inc. during the past five years. Mr. Stecko was chosen to serve on our board primarily for his extensive experience in the paper and packaging industries and general business experience, including more than ten successful years as our chief executive officer.

James D. Woodrum is 57 years old and has served as a director of PCA since May 2009. Mr. Woodrum has served as Clinical Professor at the Kellogg School of Management at Northwestern University since September 2013. He served as a member of the faculty of The Wisconsin School of Business at the University of Wisconsin — Madison from 2007 to September 2013. He also has served as a consultant since 2007. Prior to joining University of Wisconsin — Madison, from 1984 to 2006, Mr. Woodrum was employed by Hewitt Associates, a human resources consulting and outsourcing firm, in a variety of positions of increasing responsibility. Mr. Woodrum was chosen to serve on our board primarily for his broad experience in human resources, corporate governance and compensation matters, as well as his experience working with corporate boards and his general business acumen.

The board of directors unanimously recommends a vote

FOR the election of each of the director nominees.

Determination of Director Independence

Our corporate governance guidelines provide that a majority of the board of directors will consist of independent directors. All of our directors other than Mark W. Kowlzan, our chairman and chief executive officer, and Paul T. Stecko, our former chairman who served as an executive officer from 1999 to 2013 and in an advisory capacity through the end of 2017, are independent and not employed by us. In determining independence of those directors, the nominating and governance committee conducts an annual review and reports its findings to the full board. The nominating and governance committee determines if any material relationships exist that would impair the independence of any of the non-employee directors and makes a recommendation to the board as to the independence of the directors.

A director may not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board of directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange (“NYSE”) listing standards). In connection with the review performed at its February 25, 2020 meeting, the committee and the board were not aware of any relationship that would disqualify a non-employee director from being independent. The board and the nominating and governance committee considered the following relationships in making its determination.

Madison Dearborn Partners, which employs Mr. Mencoff as co-Chief Executive Officer and Mr. Souleles as Managing Director, is a private equity firm that has investments in companies that may purchase products or services from, or provide products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Mencoff and Mr. Souleles are not compensated directly or indirectly as a result of any such transactions, do not otherwise have an interest in such transactions and are not involved in any manner in such transactions. Accordingly, we do not consider any such transactions to impair their independence. As Mr. Mencoff may be deemed to beneficially own more than 10% of certain portfolio companies, we report certain of these transactions under “Transactions with Related Persons” elsewhere in this proxy statement.

Before she was elected to our board, Ms. Harman served as President of the American Forest and Paper Association (AF&PA) before her retirement in September 2019. AF&PA is a tax-exempt, non-profit trade association for the domestic paper and wood products industries, serving over 20 member companies. PCA was a member of AF&PA during her tenure and paid membership dues of approximately $1.3 million in 2019. Because Ms. Harman is retired from, and no longer affiliated with, AF&PA and because PCA’s past and current relationship with AF&PA is as member of a non-profit trade association which served the broad group of companies in PCA’s industry, the board of directors found that Ms. Harman’s prior employment with AF&PA is not a material relationship with PCA and determined her to be independent and eligible to serve on the audit committee.

We purchase services in the ordinary course of business from GATX Corporation, which employs Mr. Lyons as Executive Vice President and President — Rail North America. The amount of 2019 purchases was approximately $224,000, which is less than 0.5% of the 2019 sales of each of GATX and PCA. Mr. Lyons is not directly involved in, and is not compensated as a result of, this business relationship. Accordingly, the board determined that this business relationship was not a material relationship between Mr. Lyons and PCA, and determined him to be independent and eligible to serve on the audit committee.

Based on the report and recommendation of the nominating and governance committee, the board of directors has determined that the following directors and nominees, which constitute nine of the eleven nominees for election to the board, are independent: Cheryl K. Beebe, Duane C. Farrington, Donna A. Harman, Robert C. Lyons, Thomas P. Maurer, Samuel M. Mencoff, Roger B. Porter, Thomas S. Souleles and James D. Woodrum. Hasan Jameel, who will retire from the board on the date of the 2020 annual meeting, was previously determined to be independent.

2019 Board of Directors Meetings

The board met five times during 2019. All nominees for election at the 2020 annual meeting attended all meetings of the board and the committees on which he or she was a member held during the year. All of our directors attended the 2019 Annual Meeting of Stockholders, and all of our directors are expected to attend the 2020 Annual Meeting of Stockholders.

Leadership Structure

Effective January 1, 2016, the board determined to combine the roles of Chairman and Chief Executive Officer because of the efficiency and effectiveness of board conduct and proceedings gained from Mr. Kowlzan’s familiarity with our operations as a result of serving as chief executive officer and a director, enabling the board to focus on the most relevant decisions, issues and risks involving the company. As the company’s strategy focuses on operational excellence, the board believes that familiarity with company operations is important to board leadership, which is achieved under the current leadership structures.

To help maintain a strong and appropriate independent director presence, the independent members of the board have elected Mr. Mencoff as the “lead director.” The lead director is an independent director elected by the independent directors on the board. In addition to presiding at executive sessions of independent directors, the lead director has the responsibility to: coordinate with the chairman regarding the establishment of the agenda and topics for board and stockholder meetings; retain independent advisors on behalf of the board as the board may determine is necessary or appropriate; serve as a liaison between the management directors and independent directors when circumstances dictate; participate actively in any recruitment of new directors; regularly meet with the CEO to provide board feedback; and perform such other functions as the independent directors may designate from time to time. The independent directors meet in executive sessions at every regularly scheduled board meeting and otherwise as necessary, and met in executive session four times during 2019.

Risk Management

Issues relating to risk management are regularly discussed among management, the board and the audit committee. Financial risks, including risks relating to our internal controls, are presented to, and discussed with the audit committee, including through our annual internal control assessment, periodic internal audit reports and through the annual internal audit plan. The company’s compliance program objectives and achievements are also discussed at least quarterly with the audit committee and annually with the full board. Business and operational risks are discussed with the board at every regularly scheduled meeting through the review of our performance, our business and industry operating conditions and our strategic direction. Management, through the chief financial officer, our internal audit department, our chief technology officer, our general counsel and our chairman and chief executive officer, periodically presents and discusses with the board risk assessments focusing on the key risks to PCA. The most recent presentation and discussion occurred at the February 25, 2020 board meeting. Key topics discussed during the year included the assessment of our environmental, health and safety management and compliance programs, insurance and risk management, our legal compliance programs and objectives, cybersecurity risks, compensation policies and our management of key business and operating risks.

Board Committees

The board has standing nominating and governance, compensation and audit committees. As required under NYSE rules and the committee charters, each of these committees consists solely of independent directors. Additional committee service eligibility requirements for audit committee members and compensation committee members are set forth in the committee charters and described below.

Nominating and Governance Committee

Mr. Porter (Chair), Mr. Mencoff, Mr. Souleles and Mr. Woodrum serve on the nominating and governance committee. The nominating and governance committee met four times during 2019.

The nominating and governance committee’s primary responsibilities include, among other things:

•	recommendation to the board of potential director candidates as nominees for election to the board;

•	review and recommendation of independence for the candidates for election to the board;

•	selection of potential candidates for board committee assignments;

•	review of related party transactions under our related party transaction policy;

•	leading our annual board evaluation; and

•	review of our corporate governance attributes.

The committee leads our board recruiting and nominating efforts, as well as annual performance evaluations of the board, its committees and its members. Areas covered include quality of information provided to the board, the quality of interaction between the board and management, the frequency of meetings of the board and the overall effectiveness of board proceedings, conduct and leadership.

The nominating and governance committee seeks to identify as candidates for director persons from various backgrounds, with a variety of life experiences, with a reputation for integrity and good business judgment, and who have experience in highly responsible positions in professions or industries relevant to the conduct of our business. In selecting potential new candidates, the committee will take into account the current composition of the board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors.

In 2018, as part of its overall evaluation of the board’s composition and collective skills and attributes, PCA commenced recruiting a new board member. Early in 2019, AF&PA announced that Ms. Harman would retire from her position as president later in the year. Mr. Kowlzan and Mr. Stecko were familiar with Ms. Harman in their work with AF&PA, were impressed with her broad knowledge and familiarity with issues relevant to the paper industry, her considerable experience in sustainability, particularly with respect to the paper and forest products industries, public policy and governmental relations, as well as her strong overall leadership of the organization and brought her to the attention of the nominating and governance committee as a potential recruit. The committee reviewed her qualifications and concluded that she would be a highly qualified board member with relevant leadership and subject matter experience that would complement the remainder of the board. As part of her recruitment, the committee conducted an interview and confirmed her ability to serve as an independent director. Accordingly, she was elected to the board in December 2019 and to the audit committee in February 2020.

The committee also considers diversity as a factor in seeking new candidates and recruited and elected one ethnically diverse candidate and one female candidate in the last five years, such candidates being the only new directors elected to PCA’s board in that time period. The committee believes that the diversity that exists in the board composition is a benefit to PCA, and, in accordance with its recruitment policy, will continue efforts to recruit candidates from a pool that includes qualified diverse candidates.

Among other things, the primary skills and experience sought by the committee and the board include relevant leadership or technical experience in the paper, packaging and manufacturing sectors, expertise in capital allocation, senior leadership experience in complex business environments, governance and public policy expertise and expertise in finance, accounting and information technology. Multiple board members possess each of these attributes. Accordingly, the committee believes that the board as currently composed adequately satisfies the objectives described above, and recommended the nomination of each member for an additional term.

We have not established term limits or a mandatory retirement age from our board. As our board is focused on our strategic goal of operational excellence, it is important for board members to have a high degree of familiarity with our operations. We believe that experience gained from board service promotes this objective, and has helped lead to a well-functioning and highly performing board. The median tenure of our board members is ten years.

For more information on consideration of nominees for our board, see “Other Information — Recommendations for Board Nominated Director Nominees.” The written charter of the nominating and governance committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Compensation Committee

Mr. Woodrum (Chair), Mr. Mencoff, Mr. Porter and Mr. Souleles serve on the compensation committee. Each member of the compensation committee must satisfy all independence standards applicable to compensation committee members as set forth in the rules of the SEC and the listing standards of the New York Stock Exchange. The committee must have two members that qualify as “non-employee directors” pursuant to SEC Rule 16b-3 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”). As composed, the committee satisfies these standards. The committee met six times during 2019.

The compensation committee’s primary responsibilities include, among other things:

•	establishment of our compensation philosophy, and oversight of the development and implementation of our compensation programs;

•

review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and the other executive officers and evaluation of their performance annually against these objectives;

•	establishment of the base salary, incentive compensation and any other compensation for our chief executive officer and other executive officers; and

•	monitoring our management incentive and stock-based compensation plans and discharging the duties imposed on the committee by the terms of those plans.

The committee maintains a Section 162(m) subcommittee, which consists of Mr. Woodrum and Mr. Porter. This subcommittee has the responsibility of considering and approving compensation for our executive officers which is intended to qualify as “performance based compensation” under Code Section 162(m). Recent tax legislation has eliminated the “performance based compensation” exemption from Section 162(m)’s deduction limit, subject to transition rules. We will retain the subcommittee for the purpose of certifying attainment of performance goals and otherwise making necessary approvals for compensation that will remain deductible under those transition rules. The committee will also award equity compensation that is intended to qualify to the “short swing trading” exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934.

The written charters of the compensation committee and the subcommittee are available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

The agenda for meetings of the committee and the subcommittee is determined by its chairman with the assistance of Mr. Pflederer, our general counsel and corporate secretary. Mr. Kowlzan and Mr. Pflederer regularly attend meetings. Due to his familiarity with our compensation history, philosophy and objectives, Mr. Stecko also attends meetings of the committee by invitation. At meetings in which compensation decisions are made for the named executive officers, the committee or subcommittee meets in executive session with no members of management present. For compensation matters on which the board acts, the chairman of the committee reports the committee’s recommendations on executive compensation to the board. Independent advisors and the human resources department support the committee and the subcommittee in their duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities. Before engaging compensation consultants, independent legal counsel and other compensation advisors, the committee will assess the independence of any such persons, taking into consideration all factors relevant to that person’s independence from management.

Compensation Committee Interlocks and Insider Participation

The compensation committee is composed of directors who are not and have not been our employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Madison Dearborn Partners, which employs Mr. Mencoff as co-Chief Executive Officer and Mr. Souleles as Managing Director, is a private equity firm that invests in companies that may purchase products or services from, or sell products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Mencoff and Mr. Souleles are not compensated directly or indirectly as a result of any such transactions, do not otherwise have an interest in such transactions and are not involved in any manner in such transactions. Mr. Mencoff may be deemed to beneficially own more than 10% of certain portfolio companies. The only transaction during 2019 involving Madison Dearborn portfolio companies to which we sold, or from which we purchased, more than $120,000 of products or services was the sale of approximately $450,000 of products and services in the ordinary course of business to The Topps Company, Inc.

Audit Committee

Ms. Beebe (Chair), Mr. Farrington, Ms. Harman, Mr. Lyons and Mr. Maurer serve on the audit committee. Each member of the audit committee must be financially literate as required under the NYSE listing standards and meet the heightened independence standards required for audit committee members under SEC rules and the NYSE listing standards. All committee members were determined to satisfy these standards. The board of directors has determined that each of Ms. Beebe, Mr. Lyons and Mr. Maurer is an “audit committee financial expert” within the meaning of SEC rules. The committee met ten times during 2019.

The audit committee’s primary responsibilities include, among other things:

•	selection and oversight of the independent registered public accounting firm;

•	oversight of the internal audit function;

•	oversight of accounting policies and practices and financial reporting and internal controls;

•	oversight of some aspects of our compliance programs; and

•	reviewing and discussing our financial statements and financial press releases with our management and the independent registered public accounting firm.

Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee. The committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The written charter of the audit committee is available on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Communication with the Board of Directors

Interested parties, including stockholders, may communicate directly with the lead director, the chairman of the audit committee, the board of directors or the independent directors as a group by writing to those individuals or the group at the following address: c/o Kent A. Pflederer, Corporate Secretary, Packaging Corporation of America, 1 N. Field Court, Lake Forest, IL 60045. Correspondence will be forwarded to the appropriate person or persons. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to our accounting, internal controls or auditing matters, business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our corporate security department. Any complaints regarding accounting, internal controls or auditing matters are forwarded directly to the chairman of the audit committee and the chief financial officer.

Code of Ethics

All of our employees, including all officers, are required to abide by our long-standing Statement of Business Principles. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. The full text of our Statement of Business Principles and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

We have in place Corporate Governance Guidelines governing the function and performance of the board and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

ITEM NO. 2 ON PROXY CARD

The audit committee has appointed KPMG LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2020, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of KPMG LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Ratification

We are not required to submit the appointment of KPMG LLP for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such an appointment would be in our best interests and that of our stockholders.

The board of directors, based upon the recommendation of the audit committee, unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm to serve as PCA’s auditors for 2020.

Fees to the Independent Registered Public Accounting Firm

Audit Fees.    Fees to KPMG LLP for audit services totaled approximately $3,544,000 for 2018 and $3,567,000 for 2019 including, fees associated with the annual audit (including internal control reporting), reviews of our quarterly reports on Form 10-Q, accounting consultations and fees associated with a comfort letter relating to a registered public offering of debt securities in 2019.

Audit-Related Fees.    Fees to KPMG LLP for audit-related services totaled approximately $135,000 for 2018 and $130,000 for 2019. Audit-related services principally include benefit plan audits and other services reasonably related to the audit.

Tax Fees.    Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to KPMG LLP in 2018 or 2019.

All Other Fees.    We did not pay any other audit related fees to KPMG LLP in 2018 or 2019.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

Pursuant to its written charter, the audit committee is responsible for adopting, and has adopted, a policy to pre-approve all audit and permitted non-audit services to be performed for us by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, we or the independent registered public accounting firm submit to the committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined above. Prior to engagement, the committee pre-approves these services by category of service. The fees are budgeted and the committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the entire audit committee at its next scheduled meeting.

Report of the Audit Committee

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report.

Management is responsible for PCA’s internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors.

In connection with the financial statements for the year ended December 31, 2019, the audit committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with KPMG LLP, PCA’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

(3) received the written disclosure and letter from such independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm the independence of such firm.

Based upon these reviews and discussions, the audit committee recommended to the board of directors at its February 25, 2020 meeting that PCA’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission. Upon recommendation of the audit committee, the board approved such inclusion.

The Audit Committee

Cheryl K. Beebe, Chair

Duane C. Farrington

Hasan Jameel

Robert C. Lyons

Thomas P. Maurer

APPROVAL OF THE AMENDED AND RESTATED 1999 LONG-TERM EQUITY INCENTIVE PLAN

ITEM NO. 3 ON PROXY CARD

On February 25, 2020, our board of directors approved the amendment and restatement of the Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Plan”), subject to stockholder approval at the 2020 annual meeting. The board has long believed that awards under the Plan provide appropriate incentives to PCA officers, directors and employees to maximize stockholder value and otherwise contribute to the success of PCA. The amendment and restatement of the plan will allow PCA to continue to grant equity and equity-based awards, as well as long-term cash-incentive awards.

The board has determined that it would be desirable to extend the term of the Plan to the tenth anniversary of the date that the amendment and restatement is approved by the stockholders and to increase the number of shares of common stock available for issuance under the Plan by 1,400,000. The board has also determined to include a provision that limits the value of annual compensation, including equity awards under the plan, to be made to any non-employee director as compensation to $650,000 per year.

As of February 28, 2020, taking into account only the target number of shares that could be awarded under outstanding performance units, PCA will have approximately 199,000 shares available for awards under the Plan. PCA is requesting additional shares in connection with the amendment and restatement of the Plan in order to continue to grant equity and equity-based awards and achieve its overall long term compensation objectives. The Plan was last amended to increase the number of authorized shares on May 1, 2013. Since that time, PCA has made awards of restricted stock and performance units settled in shares of PCA stock. PCA has not awarded stock options since 2007. A summary of award activity since 2018 by year is as follows (rounded to the nearest thousand):

Year	Number of Shares of Restricted Stock Awarded	Number of ROIC Performance Units Awarded(1)	Number of TSR Performance Units Awarded(2)	Number of Shares at Target Level(1)(2)	Number of Shares at Maximum Level(1)(2)	Maximum Dilution (based on 94.8 million shares outstanding as of February 28, 2020)
2018	173,000	42,000	41,000	256,000	305,000	0.3%
2019	199,000	56,000	54,000	309,000	374,000	0.4%
2020	198,000	57,000	51,000	306,000	369,000	0.4%

(1)

ROIC performance units pay out at a number of shares equal to (a) 100% of the number of units at the target level of performance and (b) 120% of the number of units at the maximum level of performance. The terms of the units are more fully described elsewhere in this proxy statement under “Compensation Discussion and Analysis — Long Term Equity Awards — Equity Award Structure.”

(2)

TSR performance units pay out at a number of shares equal to (a) 100% of the number of units at the target level of performance and (b) 200% of the number of units at the maximum level of performance. The terms of the units are more fully described elsewhere in this proxy statement under “Compensation Discussion and Analysis — Long Term Equity Awards — Equity Award Structure.”

Summary of the Plan

A copy of the Plan is attached to this proxy statement as Appendix A. As required, the principal features of the Plan as amended and restated are described below, but such description is qualified in its entirety by reference to the complete text of the Plan. The amendment and restatement will not become effective unless stockholder approval is obtained at the annual meeting.

General Information

The Plan provides for grants of Non-Qualified Stock Options and Incentive Stock Options (collectively, “Options”), stock appreciation rights (“SARs”), Full Value Awards (including restricted stock, stock units and performance unit awards) and cash-incentive awards. Officers, directors and employees of PCA and its subsidiaries, as well as others who engage in services for PCA or its subsidiaries, are eligible for grants under the Plan. The purpose of the Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to the success of PCA and to enable PCA to attract, retain and reward the best available persons for positions of responsibility.

Shares Available for Issuance Under the Plan; Limitations on Grants

The following table presents the shares available for future awards (taking into account shares at target level of performance on outstanding performance units), unvested shares of restricted stock and shares issuable pursuant to unvested performance units if paid out at target and maximum levels, as of the dates presented, rounded to the nearest thousand shares.

	December 31, 2019	February 28, 2020
Shares available for future award	503,000	199,000
Unvested shares of restricted stock outstanding	717,000	912,000
Shares that would be awarded under outstanding performance units at target level of performance(1)	323,000	431,000
Additional shares above target performance level that could be awarded under outstanding performance units at maximum level of performance(2)	115,000	178,000
Total	1,658,000	1,720,000
Percentage of outstanding shares on a fully diluted basis	1.8%	1.8%
Total if Plan is approved and an additional 1,400,000 shares are available for award		3,120,000
Percentage of outstanding shares on a fully diluted basis		3.3%

(1)

Assumes the payout of: (a) outstanding ROIC units at 100%, and (b) outstanding TSR units at 100%. Assumes payout of any dividend equivalents earned on outstanding performance units in cash, as permitted under the Plan.

(2)	Assumes the payout of: (a) outstanding ROIC units awarded in (i) 2016 and 2017 at 100% and (ii) 2018, 2019 and 2020 at 120%, and (b) outstanding TSR units at 200%.

If the Plan is approved by stockholders, taking into account only the number of shares that could be awarded at target level under outstanding performance units, there will be approximately 1,599,000 shares available for future awards through the tenth anniversary of stockholder approval of the Plan, which, together with outstanding unvested restricted stock and shares that could be issued pursuant to unvested performance unit awards at maximum level of performance, would represent 3.3% of our outstanding common stock as of February 28, 2020. If the Plan is approved by stockholders, the total number of shares authorized for past and future awards is 11,950,000.

If an award under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited, cancelled or otherwise terminates without the issuance of shares, or is settled in cash, the shares subject to the award will again be available for issuance under the Plan. In addition, shares subject to any awards (“Substitute Awards”) that are issued by PCA in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by PCA or any of its subsidiaries or with which PCA or any subsidiary combines will not count against the Plan limit or the individual limits (described below). The following shares shall not again be made available for issuance under the Plan: (a) shares not issued or delivered as a result of the net settlement of an outstanding or SAR, (b) shares used to pay the exercise price or withholding taxes relating to an outstanding award, or (c) shares repurchased on the open market with the proceeds of the exercise price of an Option or SAR.

The maximum number of shares of common stock that may delivered pursuant to the exercise of Incentive Stock Options under the Plan cannot exceed the Plan limit of 11,950,000. The Plan also provides that the maximum number of shares that may be delivered to any one participant during any one calendar-year period pursuant to Options, SARs or Full Value Awards is 500,000 for each type of award. With respect to cash-incentive awards, the maximum amount payable to any one participant with respect to any twelve month performance period (pro rated for performance periods lesser or greater than twelve months) is $10,000,000.

We may make awards under the Plan to non-employee directors. The value of any awards made to a non-employee director under the plan, together with other compensation payable to such non-employee directors, may not exceed $650,000 during any annual period.

The Plan has been in effect since 1999 and is the only equity compensation plan under which shares of PCA common stock have been awarded. In each case, the number of shares (as well as the exercise price of Options and SARs and the limits on individual grants) is subject to adjustment in the event of a reorganization, stock split, merger, stock dividend, other asset distribution (other than normal cash dividends) or similar change in the corporate structure of PCA or the outstanding shares of common stock. Shares reserved for issuance under the Plan may be, in whole or in part, authorized and unissued or held as treasury shares.

Except for awards granted under the Plan with respect to shares that do not exceed, in the aggregate, five percent of the total number of shares reserved for issuance under the Plan, if the participant’s right to become vested in the award is conditioned on continuing service, then the required period of service shall be at least one year. The following awards are not subject to the minimum one-year vesting requirement: (1) awards that are accelerated in the event of death or disability, involuntary termination, or retirement, (2) Substitute Awards or (3) shares delivered in lieu of fully vested cash awards.

To the extent provided by the Committee (as defined below), any award under the Plan may be settled in cash rather than shares of stock.

Administration

The Plan is administered by a “Committee” which generally will be the compensation committee of the Board; provided, however that the Committee with respect to awards to non-employee directors will be the full Board. In addition, the Committee will generally be comprised of not fewer than two directors (or a greater number if required for compliance with applicable securities laws) who are independent for purposes of stock exchange listing requirements. The Committee selects award recipients under the Plan, the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Committee also has the authority to conclusively interpret the Plan. Subject to stock exchange rules, the Committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it.

Eligibility

Directors, officers and employees of PCA and its subsidiaries, as well as other individuals performing significant services for us, or to whom we have extended an offer of employment, will be eligible to receive awards under the Plan. However, no award will be effective prior to the date that an eligible individual begins providing services for us and only employees may receive grants of Incentive Stock Options. In each case, the Committee will select the actual participants. As of February 28, 2020, there were approximately 450 directors, officers and employees eligible to participate in the Plan.

Options and SARs

Under the Plan, the Committee may award Incentive Stock Options conforming to the provisions of Code Section 422, Non-Qualified Stock Options which do not conform to the requirements of Code Section 422 and SARs. Incentive Stock Options may only be granted to employees of PCA and its eligible corporate subsidiaries.

The Committee will determine the exercise price of any Option and SAR in its discretion. However, the exercise price of any Option or SAR may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an Incentive Stock Option awarded to a person who owns stock constituting more than 10% of PCA’s voting power may not be less than 110% of the fair market value on the date of grant.

Except for adjustments in connection with a corporate transaction or restructuring or reductions approved by PCA’s stockholders, the exercise price of an Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR be surrendered to PCA as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. In addition, unless approved by PCA’s stockholders, in no event will any Option or SAR be surrendered to PCA in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is less than the then current fair market value of a share of PCA common stock. PCA may not pay dividends or dividend equivalents on outstanding Options or SAR.

The Committee will determine the terms and conditions of exercise and vesting of each Option and SAR in its discretion. However, the maximum term of an Option or SAR may not exceed ten years from the date of grant or, in the case of an Incentive Stock Option granted to a person who owns stock constituting more than 10% of the PCA’s voting power, five years from the date of grant. In addition, all Options and SARs under the Plan, whether or not then exercisable, generally cease vesting when a participant ceases to be a director, officer or employee of, or to otherwise perform services for, PCA or its subsidiaries and remain exercisable for 90 days after the participant’s termination of employment or service as long as the participant does not engage in competition during that period. The Plan provides, however, that, unless otherwise provided by the Committee, the following special vesting and expiration rules will apply (but in no event will the Option or SAR be exercisable after the expiration of the term):

•

If the participant’s employment or service with PCA and its subsidiaries terminates due to death or disability, Options and SARs will be fully vested and will remain exercisable for 180 days post-termination.

•

If an employee participant’s employment or service with PCA and its affiliates terminates on or within two years following a Change in Control (as defined in the Plan) by reason of termination by the participant for good reason or by the company other than for cause (good reason and cause as defined in the Plan), Options and SARs will be fully vested upon termination and will remain exercisable for one year post-termination.

•	If the participant’s employment or service with PCA and its affiliates is terminated for cause, Options and SARs will terminate on the day prior to the termination.

The Committee will determine the procedures pursuant to which Options and SARs may be exercised; provided, however, that any SAR will be automatically exercised prior to its expiration date if, upon that date, the fair market value of a share of PCA common stock is greater than the exercise price of the SAR. Upon exercise of the SAR, the participant will receive a number of shares of common stock having a fair market value equal to the difference between the fair market value of a share of common stock on the date of exercise and the exercise price of the SAR multiplied by the number of shares as to which the SAR is exercised. Unless otherwise provided by the Committee, the exercise price of any Option may be paid in any of the following ways (or combination thereof):

•	in cash,

•	by delivery of shares of common stock with a fair market value equal to the exercise price that have been held by the participant for at least six months, and/or

•	by simultaneous sale through a broker of shares of common stock acquired upon exercise.

Full Value Awards

Under the Plan, the Committee may award “Full Value Awards” which is the grant of one or more shares of PCA common stock or a right to receive one or more shares of PCA common stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). Full Value Awards may be subject to certain terms and conditions, including that they may be in consideration of previously performed services or surrender of other compensation, contingent on achievement of performance or other objectives during a specified time (including completion of a period of service), or subject to a substantial risk of forfeiture or other restrictions. The committee may determine other terms and conditions applicable to Full Value Awards, including provisions relating to dividends or dividend equivalents. No dividends or dividend equivalents will be paid or settled on performance-based awards that have not been earned based on the performance criteria and measures established.

The Committee may provide in any Full Value Award provisions relating to a Change in Control, including, acceleration of vesting of, or deemed satisfaction of performance objectives with respect to, the award. If a Full Value Award is continued or substituted with an award determined by the Committee to be substantially equivalent to the original award in connection with a Change in Control, then vesting will only be accelerated if the participant’s employment is terminated without cause or for good reason during the two-year period following the change in control. If a substantially equivalent award is not provided in connection with the Change in Control, then the award will immediately vest and be paid out in connection with the Change in Control.

If an award is conditioned or paid out upon the achievement of one or more performance objectives, the Committee may: (1) determine the payout or vesting level based upon performance through the date of, or a date before, the Change in Control; and/or (2) determine to pay the award out at the “target” or equivalent level of performance. The Committee may determine that a substantially equivalent award may, after the Change in Control, no longer be subject to achievement of performance objectives and be subject only to continued service through the vesting date set forth in the original Award.

Withholding Taxes and Transferability of All Awards; Notices to Participants

All awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of common stock which the Participant already owns or to which a participant is otherwise entitled under the Plan; provided, however, that (1) the amount withheld in the form of shares may not exceed the minimum statutory withholding rate unless elected by the participant; (2) the participant may not elect to have an amount withheld that is less than the minimum statutory withholding rate; and (3) the participant may not elect to have an amount withheld that is more than the maximum statutory withholding rate. PCA, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a participant, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of shares under the Plan.

Unless the Committee determines otherwise, no award made under the Plan will be transferable other than by will or the laws of descent and distribution or to a participant’s family member by gift or qualified domestic relations order, and each award may be exercised only by the participant, his or her qualified family member transferee, or any of their respective executors, administrators, guardians or legal representatives.

The terms and conditions of each award made under the Plan, including vesting requirements, will be set forth consistent with the Plan in a written (including electronic) notice to the participant.

Amendment and Termination of the Plan and Awards

The Board or the Committee may amend or terminate the Plan at any time and the Committee may amend any award under the Plan; provided, however, that, no amendment or termination may, in the absence of consent to the change by the affected participant (or beneficiary, if applicable), adversely affect the rights of any participant (or beneficiary) under any award granted under the Plan prior to such amendment or termination is adopted. Adjustments pursuant to corporate transactions and restructurings shall not be subject to the foregoing limitations. In addition, the provisions of the Plan relating to repricing of Options and SARs cannot be amended without the approval of PCA’s stockholders and no other amendment will be made to the Plan without the approval of PCA’s stockholders if the approval is required by law or the rules of any stock exchange on which our common stock is listed.

It is our intention that to the extent that any provisions of the Plan or any award under the Plan are subject to Code Section 409A, the Plan and the awards comply with the requirements of Code Section 409A and that the Board will have the authority to amend the Plan as it deems necessary to conform to section 409A. PCA, however, does not guarantee that awards under the Plan will comply with Code Section 409A and the Committee is under no obligation to make any changes to any award to cause such compliance.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax rules relevant to participants in the Plan, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future, and the discussion does not purport to be a complete description of the tax aspects of the Plan. The following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

Non-Qualified Stock Options. Generally, the grant of a Non-Qualified Stock Option will not result in taxable income to the participant and PCA will not be entitled to a deduction. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of common stock acquired over the exercise price for those shares of common stock, and PCA will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares of common stock will be treated as capital gains and losses, with the basis in such shares of common stock equal to the fair market value of the shares of common stock at the time of exercise.

The exercise of an Non-Qualified Stock Option through the delivery of previously acquired common stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of common stock surrendered and the identical number of shares of common stock received under the Option. That number of shares of common stock will take the same basis and, for capital gains purposes, the same holding period as the shares of common stock that are given up. The value of the shares of common stock received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the participant at the time of the exercise. The excess shares of common stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares of common stock determined at the time of exercise.

Incentive Stock Options. Generally, the grant of an Incentive Stock Option will not result in taxable income to the participant or a deduction for PCA. The exercise of an Incentive Stock Option will not result in taxable income to the participant or a deduction for PCA provided that the participant was, without a break in service, an employee of PCA and its eligible corporate subsidiaries during the period beginning on the date of the grant of the Option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares of common stock at the time of the exercise of an Incentive Stock Option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the Incentive Stock Option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares of common stock acquired pursuant to the Incentive Stock Option exercise, the participant will have a basis in those shares of common stock equal to the fair market value of the shares of common stock at the time of exercise.

If the participant does not sell or otherwise dispose of the shares of common stock within two years from the date of the grant of the Incentive Stock Option or within one year after receiving the transfer of such shares of common stock, then, upon disposition of such shares of common stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and PCA will not be entitled to any deduction for Federal income tax purposes. The participant will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to PCA, at the time of the disposition of the shares of common stock , in an amount equal to the lesser of (a) the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of common stock over the exercise price. If the amount realized exceeds the value of the shares of common stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares of common stock.

The exercise of an Incentive Stock Option through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an Non-Qualified Stock Option; that is, as a non-taxable, like-kind exchange as to the number of shares of common stock given up and the identical number of shares of common stock received under the Option. That number of shares of common stock will take the same basis and, for capital gain purposes, the same holding period as the shares of common stock that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares of common stock to receive Incentive Stock Option treatment. Common shares received in excess of the number of shares of common stock given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares of common stock received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares of common stock received from the exchange, it will be treated as a disqualifying disposition of the shares of common stock with the lowest basis.

If the exercise price of an Incentive Stock Option is paid with shares of common stock acquired through a prior exercise of an Incentive Stock Option, gain will be realized on the shares of common stock given up (and will be taxed as ordinary income) if those shares of common stock have not been held for the minimum Incentive Stock Option holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares of common stock received.

SARs. Generally, a participant will not realize any taxable income upon the grant of a SAR and PCA will not be entitled to a deduction. Upon the exercise of the SAR, the participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares of common stock received by the participant as a result of such exercise. PCA will generally be entitled to a deduction in the same amount as the ordinary income realized by the participant.

Full Value Awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of common stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the participant elects to be taxed at the time of the grant of such shares under Code Section 83(b), the participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the participant will be entitled to no deduction on account thereof. The participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

In the case of other Full Value Awards, such as restricted stock units or performance stock units, the participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), participants will generally recognize ordinary income when the award is paid or settled.

PCA generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the participant.

Code Section 162(m). Section 162(m) of the imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to each of the company’s principal executive officer, principal financial officer and the company’s three next most highly compensated executives (“covered employees”). The Tax Reform and Jobs Act of 2017 (the “Act”) eliminated the ability of companies to rely on the “performance-based” compensation exception under Section 162(m) and extended the application of Section 162(m) to compensation payable to any person who was a covered employee at any time after 2016 (including compensation payable after termination of employment). As a result, we are no longer able to take a deduction for any compensation paid to our named executive officers in excess of $1 million unless the compensation originally qualified for the “performance-based” compensation exception and qualifies for transition relief applicable to certain arrangements in place on November 2, 2017.

Plan Benefit Information

The specific individuals who will be granted awards under this new authorization and the type and amount of any such awards will be determined by the compensation committee, subject to the annual limits on the maximum amounts that may be awarded to any individual, as described above. Accordingly, future awards to be received by particular individuals are not presently determinable. During 2019, approximately 199,000 shares of restricted stock were awarded to all participants, of which 45,157 shares of restricted stock in total were issued to the named executive officers identified in the compensation tables presented in this proxy statement, and 7,374 fully vested shares were awarded as directors’ fees; and 109,545 performance units were awarded, of which 88,535 in total were issued to the named executive officers identified in the compensation tables presented in this proxy statement. Earlier in 2020, approximately 198,000 shares of restricted stock were awarded to employees, of which 46,111 shares of restricted stock in total were issued to the named executive officers identified in the compensation tables presented in this proxy statement; and 108,417 performance units were awarded, of which 87,625 in total were issued to the named executive officers identified in the compensation tables presented in this proxy statement.

Authorization of Securities under Equity Compensation Plans

Securities authorized for issuance under equity compensation plans at December 31, 2020 are as follows. The 1999 Long-Term Incentive Plan is the only plan under which equity incentive plan awards were made. On February 25, 2020, we awarded an additional 198,000 shares of restricted stock and 108,000 performance units.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights(a)	Weighted- average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans(b)
Equity compensation plans approved by security holders	—	—	503,343
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	503,343

(a)

Does not include 716,952 shares of unvested restricted stock awarded pursuant to the Plan and 323,147 unvested performance units awarded pursuant to the Plan, pursuant to which 323,147 shares could be awarded at target level of performance and 437,889 shares could be awarded at maximum level of performance.

(b)	Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options and rights.”

PROPOSAL ON EXECUTIVE COMPENSATION

ITEM NO. 4 ON PROXY CARD

We are requesting our stockholders to approve an advisory resolution on the compensation for our named executive officers, which is more fully described in this proxy statement. Please refer to the “Compensation Discussion and Analysis” and “Executive Officer and Director Compensation” sections of this proxy statement immediately following to find information regarding the compensation paid to our named executive officers and a complete discussion of our compensation program.

We believe that our compensation is appropriate to further our business objectives, is competitive and aligns the interests of management and our stockholders. We believe that our program has been a key factor in the successful management of our company, driving our consistently strong performance in the paper and packaging industry. We discuss our compensation philosophy, the elements of compensation and our compensation decisions in more detail in the “Compensation Discussion and Analysis” immediately following.

We will continue to hold annual advisory votes on the compensation of our named executive officers until the next required stockholder advisory vote on the frequency of advisory votes on executive compensation. We are asking stockholders to approve the following advisory resolution at the 2020 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of PCA’s named executive officers as disclosed in the Proxy Statement for the Company’s 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors and the company. Although non-binding, we will carefully review and consider the voting results when evaluating our executive compensation program.

The board of directors, based upon the recommendation of the compensation committee, unanimously recommends a vote FOR the approval of the advisory resolution approving our executive compensation

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The compensation committee of our board of directors oversees the executive compensation program. The committee intends for the program to accomplish the following:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business objectives with the goal of creating stockholder value;

•	align the interests of our executives and stockholders through equity-based compensation awards; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

The committee believes that these objectives have been accomplished, with the company’s management driving consistently strong performance in our industry and substantial returns for our investors since our inception.

2019 Summary

Financial Performance

Despite challenging business conditions affecting PCA, PCA continued its outstanding performance in 2019, with record containerboard mill production and corrugated products volume. Reported earnings per share, including special items, were $7.34 in 2019 compared to $7.80 in 2018. Earnings per share, excluding special items2, were $7.65 in 2019, compared to $8.03 in 2018. Earnings were negatively affected during the year by lower containerboard and corrugated products pricing and cost inflation. The company maintained strong margins, achieved record operating cash flow, and realized the benefits of key strategic initiatives, including production of 350,000 tons of containerboard from the Number 3 paper machine at the company’s Wallula, Washington mill which was converted from white paper to containerboard in 2018, and the successful startup of its newly constructed corrugated products production facility in Richland, Washington.

Through the end of 2019, PCA’s one, three and five year cumulative total stockholder return (assuming reinvestment of dividends) is as follows:

One year:	38.3%
Three year:	43.2%
Five year:	66.1%

2019 Compensation Program Summary

PCA regularly reviews its compensation program and structure, both to assure appropriate incentives to drive industry-leading performance and alignment with the expectations of its shareholders. Over the last three years, PCA has modified its compensation program to increase the proportion of long-term compensation in overall mix of executive compensation, as well as make more compensation at-risk and subject to objective performance measures.

[2]

Earnings per share excluding special items is a Non-GAAP financial measure, which we present throughout this proxy statement. Important information relating to our use of this Non-GAAP financial measure and a reconciliation of this Non-GAAP financial measure to the most comparable financial measure presented in accordance with Generally Accepted Accounting Principles are included in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2019 under the captions “Executive Summary” and “Reconciliations of Non-GAAP Financial Measures to Reported Amounts.”

Our CEO’s 2019 target awarded compensation was $9.5 million and actual awarded compensation was $8.6 million. “Awarded compensation” includes base salary, the grant date fair value of stock awards and the annual cash incentive award. The elements of compensation were as follows:

•	Base salary. Our CEO’s 2019 base salary was $1.26 million, which was 13% of target awarded compensation and 15% of actual awarded compensation.

•

Annual incentive award. Beginning in 2019, PCA’s annual cash incentive awards were based on an objective, pre-determined goal. This goal was an earnings per share target that was determined based upon our annual operating plan. Our CEO’s target award of $2.73 million was 29% of target awarded compensation. Actual awards paid out at approximately 69% of target, which for the CEO was $1.87 million and 22% of actual awarded compensation.

•

Long-term equity awards. Long-term equity awards consisted in approximately equal portions of time-vesting restricted stock, performance units using return on invested capital as a performance measure (ROIC Units) and performance units using total shareholder return as a performance measure (TSR Units). The grant date value of the long-term equity awards for our CEO was $5.52 million, which comprised 58% of our CEO’s target awarded compensation and 64% of actual awarded compensation for the year.

PCA’s actual awarded compensation for 2019 for our CEO declined approximately 13% from 2018 awarded compensation. Long-term equity compensation was approximately 8% lower for each officer due to a lower year over year stock price at the times of the awards. Annual cash incentive awards were approximately 30% lower than 2018 because our earnings were lower than as forecasted in the annual operating plan, which served as the basis for target performance under our annual cash incentive plan.

2019 Say on Pay Vote

We believe that our compensation practices have historically achieved an appropriate alignment of pay with company performance. Shareholders have overwhelmingly supported our practices, with our “say-on-pay” vote receiving at least 94% votes in favor over each of the last five years, with last year’s say-on-pay vote receiving 96% of the vote. We did not make material changes to our compensation practices in response to the vote, and considered shareholder expectations generally in light of best compensation practices when making the changes to our compensation practices described above.

Comparative Assessments

Consistent with our compensation objectives described above, our executive compensation program is designed to be competitive with the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business, these comparisons assist the committee’s decision making process.

At the direction of the committee, we have retained Meridian Compensation Partners, LLC, a nationally recognized compensation consulting firm, to assess the compensation of our named executive officers relative to a group of named executive officers at other peer companies and provide us with information in support of our compensation practices. The assessments include the compilation of compensation data from the peer group companies selected by management and approved by the committee, and the comparison of the compensation of each of our named executive officers relative to similar officers at the peer group companies. Representatives of Meridian and other consultants have not attended meetings of the compensation committee and have not otherwise participated in any compensation decisions or the design of our executive compensation program. In addition to the survey above, Meridian provides us with a director compensation survey and assists us with the determination of the grant date value of the TSR Units include in our equity awards.

Compensation is compared to a peer group designed to include: (1) direct industry competitors, (2) companies viewed by PCA and its investors as operating in related paper, packaging or container industries or in the basic materials sector and that are comparable in size or scope, across such measures as total revenues, taking into account the integrated nature of PCA’s business, and market capitalization; (3) other companies of similar size and scope in the basic materials sector and (4) manufacturing companies of similar size or scope headquartered near the location of PCA’s headquarters. The following companies in the following table were selected for 2019 to be part of the peer group. Berry Global (related industry) and International Paper (direct competitor) were added during 2019 and replaced Bemis Company, Inc. (related industry) and USG Corporation (local manufacturing company), each of which were acquired during the year.

Company	Reason	2019 Revenues (in millions)	Market Capitalization as of 3/6/2020 (in millions)	2019 Total Stockholder Return	3-year Total Stockholder Return
Ashland Global Holdings, Inc.	Basic materials	2,493	4,382	9.4%	44.9%
Avery Dennison Corporation	Related industry	7,070	9,587	48.5%	97.5%
Ball Corporation	Related industry	11,474	22,954	41.8%	77.1%
Berry Global, Inc.	Related industry	8,878	4,668	-0.1%	-2.5%
Celanese Corporation	Basic materials	6,297	10,967	39.8%	66.0%
Crown Holdings Inc.	Related industry	11,665	9,357	74.5%	38.0%
Domtar Corporation	Direct industry competitor	5,220	1,596	13.8%	10.9%
Eastman Chemical Co.	Basic materials	9,273	8,494	12.0%	14.4%
Graphic Packaging Holding Company	Related industry	6,160	3,928	59.8%	42.4%
Greif, Inc.	Related industry	4,595	1,707	24.6%	-4.1%
Ingredion Incorporated	Local manufacturing company	6,209	5,658	4.6%	-20.3%
International Paper Company	Direct industry competitor	22,376	14,532	19.5%	-2.3%
Owens-Illinois, Inc.	Related industry	6,691	1,572	-29.7%	-30.4%
Sealed Air Corporation	Related industry	4,791	4,952	16.1%	-8.1%
The Sherwin Williams Corporation.	Basic materials	17,900	44,022	49.7%	123.2%
Sonoco Products Company	Related industry	5,374	4,993	19.5%	28.0%
Tenneco, Inc.	Local manufacturing company	17,450	539	-51.8%	-78.0%
WestRock Company	Direct industry competitor	18,289	8,457	19.3%	-5.7%
Weyerhaeuser Company	Related industry	6,554	20,099	45.6%	14.2%
Packaging Corporation of America		6,964	8,635	38.3%	43.2%

PCA’s 2019 revenues are slightly above the median of the group, its market capitalization is between the median and 75th percentile of the group, its one-year total stockholder return is between the median and the 75th percentile of the group and its three-year total stockholder return was around the 75th percentile of the group.

In June 2019, Meridian completed a compensation assessment against the peer group, using the most recently filed proxy statements to obtain comparative 2018 compensation data. PCA achieved record earnings in 2018, driving incentive award payouts significantly in excess of target levels.

The committee uses these assessments to help ensure that our executive compensation is competitive and in line with industry and market practice. The committee also uses these assessments as a guide when determining each element of incentive compensation, the mix of base salary, annual performance-based, cash incentive awards and equity grants within the overall compensation package, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the mix between cash and non-cash, or short and long-term incentive compensation. However, information provided by surveys in recent years was a factor in the committee’s determination to shift the overall compensation mix toward a higher proportion of long-term compensation.

•

Our CEO, Mr. Kowlzan, had total compensation in 2018 between the median of the peer group and the 75th percentile of the peer group. Annual base salary was at approximately the 75th percentile and total cash compensation was above the 75th percentile the peer group. Mr. Kowlzan’s long-term compensation was at the median of the peer group.

•

Mr. Hassfurther had the highest total compensation of the group when compared to the second-highest-paid named executive officers in the peer group, with his cash compensation and long-term compensation at the top of the peer group. In his 40-year career in the PCA packaging business, including 15 years in executive positions, Mr. Hassfurther has driven the profitable growth of our corrugated products business, which has contributed to our industry-leading performance and the creation of substantial shareholder value. In addition to considering the peer group information, the committee considers Mr. Hassfurther’s compensation in relation to Mr. Kowlzan’s compensation, and targets compensation for him between the high end of the competitive range for second-highest-paid officers in our peer group and the compensation of Mr. Kowlzan.

•

Mr. Mundy’s 2018 compensation was at approximately the 75th percentile of the CFOs of the peer group, with cash compensation the highest in the peer group and long-term compensation below the median of the peer group.

•

Mr. Carter had total compensation at approximately the 75th percentile, when compared to the fourth-highest-paid named executive officers in the peer group. Cash compensation and long-term compensation were both at the 75th percentile.

•

Kent Pflederer, our general counsel who was our fifth highest paid named executive officer in 2018, had total compensation between the median and the 75th percentile of the peer group. Cash compensation and long-term compensation were both between the median and the 75th percentile.

The committee was generally satisfied with the competitive placement of our officers. In 2018, the year surveyed, PCA achieved record earnings, resulting in higher-than-target incentive award payouts, which drove above-median placement for certain officers. Based on its review of this assessment, the committee did not make any significant changes to the overall compensation objectives, structure and opportunities for 2019.

Elements of Compensation

Base Salary

We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Base salary levels are designed to be competitive with peer companies, while taking into account individual experience, performance and accomplishments. Merit-based increases to salaries of named executive officers are generally based on the committee’s assessment of the individual’s performance and are consistent with merit-based increases for the overall salaried employee population. During 2019, base salaries were increased by approximately 3% for each named executive officer.

Annual Cash Incentive Awards

Overview. Our annual cash incentive award program under our Executive Incentive Compensation Plan (EICP) is designed to motivate performance in the most important aspects of our business. Target, maximum and threshold awards and performance measures to be considered for actual payouts are determined each February at the regularly scheduled compensation committee meeting. Historically, payouts are determined based on consideration of actual performance at or around year end.

During 2018 and 2019, as part of its overall review of the compensation program, the committee modified the annual incentive program for the executive officers. For 2019, the committee determined the annual cash incentive award on an objective performance goal for our earnings, instead of, as in previous years, a subjective assessment of the performance factors historically used by the committee. We believe that this approach will more clearly establish the required performance for our officers to earn the annual cash incentive award, while remaining consistent with our overall objective to drive outstanding performance in the most important aspects of our business.

Performance Measure.    For each executive officer, the committee established earnings per share excluding special items as the performance measure for determination of the 2019 EICP awards. This measure was chosen because it incorporates the following factors in assessing our business and paying awards:

•

Affordability.    Higher earnings should drive higher payouts if otherwise justified by performance. The committee considers affordability both in establishing the individual target awards for the officers as well as the payout scale.

•	Internal Performance. This factor measures management’s effectiveness in running the business against our internal profit plan.

•	Shareholder Value. Strong earnings performance drives shareholder value over the long term.

Target Award Levels.    Target award level, thresholds and maximums are determined based upon our review of competitive information and historical award payouts and the importance to our business of, and our expectations for, the individual positions. Our maximum 2019 EICP award level was 133% of target (which resulted in a maximum possible award of approximately $3.6 million for Mr. Kowlzan, our CEO). Award caps were determined largely to be competitive with maximum award opportunities for peer group companies. The 2019 target awards were $2,725,000 for Mr. Kowlzan; $1,835,000 for Mr. Hassfurther; $1,225,000 for Mr. Mundy; $650,000 for Mr. Carter; and $600,000 for Mr. Shirley. Threshold award levels were 25% of target awards.

These target award levels were determined primarily based upon our prior payout history and our forecasted business performance for 2019. In both 2017 and 2018, Mr. Kowlzan received an annual incentive award of $2,660,000, reflecting record earnings in each year. For 2019, we forecasted approximately 8% earnings growth over 2018 for the year with considerable uncertainty in business and operating conditions, particularly with respect to product pricing. In establishing the target awards, the committee determined that if we achieved our forecasted earnings per share excluding special items of $8.66, we would pay awards of approximately 2% higher than in 2018.

Payout Matrix.    The payout matrix was established to pay:

•	awards at the target level if the company achieved $8.66 of earnings per share excluding special items. This was the level of earnings derived from our annual operating plan forecast.

•	maximum awards (133% of target award levels) if the company achieved $9.72 of earnings per share excluding special items.

•	threshold level (25% of target award levels) if the company achieved $6.42 of earnings per share excluding special items.

Actual Performance. For the year, the company achieved earnings per share excluding special items of $7.65, which resulted in payouts to each named executive officer at approximately 69% of target. These resulted in awards for 2019 being approximately 70% of 2018 levels. These award levels are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Long-Term Equity Awards

Overview.    Named executive officers have the opportunity to receive equity awards under our Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility. Our equity awards have resulted in substantial share ownership by our officers. Annual awards have historically been made to the named executive officers on the same date as other plan participants. Through 2019, the grant date has typically been in the last ten days of the month of June. Beginning in 2020, to assist with our overall compensation planning and administration processes, we began to make equity awards to all eligible executive and non-executive recipients in the regularly scheduled February meetings of the board of directors and compensation committee at the same time we establish annual incentive award targets and approve our operating plans.

2019 Award Values.    Long-term equity award values in 2019 were decreased by approximately 8% for each officer, other than Mr. Mundy, from 2018 grant date values of awards. In 2018, the committee comprehensively reviewed the long-term award amounts and structure for the officers, taking into account competitive information, historical payout levels, individual factors and its determination to increase the mix of long-term equity compensation within overall compensation. The committee remained comfortable with the methodology used to determine the 2018 awards and used the 2018 award levels as the baseline level for determining 2019 awards. In terms of grant date value, 2019 award levels were adjusted downward from 2018 award levels by approximately half of the percentage change in year over year stock price, which declined by approximately 17% year over year at the times award levels were determined. Mr. Mundy received a $200,000 increase in his award level as a result of his promotion to executive vice president from senior vice president during the year. Mr. Shirley’s award level was established as part of his overall compensation package in connection with his promotion to an executive officer position, taking into account the importance of his position in regard to the management and execution of the company’s capital program and manufacturing initiatives.

Equity Award Structure.    As we did in 2018, we made three forms of equity awards in 2019 to our executive officers in approximately equal amounts of time vesting restricted stock, ROIC Units and TSR Units. Restricted stock cliff vests four years after the date of award and the ROIC and TSR Units vest based upon relative return on invested capital and total stockholder return performance, respectively, against a peer group over the relevant performance period.

The amount paid out under the ROIC Units and the TSR Units will be determined based upon our performance on the applicable performance measure compared to a peer group consisting of the following companies: AptarGroup, Inc; Avery Dennison Corporation; Berry Plastics Group, Inc.; Cascades, Inc.; Celanese Corporation; Clearwater Paper Corporation; Crown Holdings, Inc.; Domtar Corporation; PH Glatfelter Co.; Graphic Packaging Holding Company; Greif, Inc.; International Paper Company; Owens-Illinois, Inc.; Resolute Forest Products, Inc.; Sealed Air Corporation; The Sherwin Williams Corporation; Silgan Holdings Inc.; Sonoco Products Co.; and WestRock Company. Holders will also receive dividend equivalents upon vesting with a value equal to the amount of dividends accrued on the shares that actually vest. Dividend equivalents will be paid in cash, unless the committee determines to pay them in shares.

The peer group was intended to be a comprehensive group of publicly traded paper, packaging and other industrial companies, which may compete with us for investor capital. The peer group was changed from the 2018 peer group to remove Bemis Company, which was acquired during the year. This group is not intended to be the same group used for comparative assessments as described above under “ — Comparative Assessments.”

For the ROIC Units, annual return on invested capital for PCA and each peer company will be calculated for 2020, 2021 and 2022 and averaged. Return on invested capital means pre-tax operating profit before publicly reported special items divided by the sum of total debt and total equity. The ROIC Units will vest on June 28, 2023, the fourth anniversary of the date of the award, as long as the recipient is employed by, or otherwise provides services to, PCA. PCA must perform above the median of the group for the ROIC Units to pay out at or above target. If PCA performs in the top three companies in the group, the units will pay out at 120% for first place, 113.33% for second place and 106.66% for third place. If PCA performs between median and fourth place, the units will pay out at 100%. If PCA performs in the third quartile of the group, a number of shares between 40% and 100% of the target number of shares will pay out. If PCA performs in the fourth quartile, no shares will vest. ROIC Units awarded in 2018 and 2019 do not include the discretionary vesting component included in prior year awards and described below under “ — Prior Year Awards.”

For the TSR Units, total stockholder return for PCA and each peer company will be calculated for the period beginning on July 1, 2019 and ending on June 30, 2022. The TSR Units will vest after certification of performance by the committee promptly after the end of the performance period. PCA must perform above the median of the group for the TSR Units to pay out at or above target. If PCA is the highest performer in the peer group, 200% of the target number of shares will vest. If PCA performs between the median and the highest performer of the group, a number of shares between 100% and 200% of the target number of shares will vest. If PCA performs between the 33.33rd percentile and the median, a number of shares between 0% and 100% of the target number of shares will vest. If PCA performs below the 33.33rd percentile, then no shares will vest. The actual number of shares vesting within each range will be determined based upon linear interpolation of PCA’s performance within that range.

Payout of Prior Year Awards.    The performance period for the ROIC performance units awarded in 2015 ended on December 31, 2018. PCA achieved the highest average return on invested capital of the peer group companies for the three years in the performance period, resulting in 100% of the target shares under the units being earned. Under the terms of those performance units, with top quartile vesting, the committee retained the discretion to award an additional 20% of the target shares at or around the time of the vesting of those units on June 25, 2019, considering factors that it determined to be appropriate. The committee determined not to award shares in 2019 pursuant to this discretionary vesting component and considered its decision not to make such an award as part of its overall determination of 2019 awards.

The performance period for the ROIC performance units awarded in 2016 ended on December 31, 2019. PCA achieved the highest average return on invested capital of the peer group companies for the three years in the performance period, resulting in 100% of the target shares under the units being earned, subject to continued service through June 20, 2020, the vesting date. The number of shares earned by each named executive officer is as follows: Mr. Kowlzan, 33,469 shares; Mr. Hassfurther, 21,459 shares; Mr. Mundy 6,660 shares; and Mr. Carter, 6,919 shares, plus, in all cases, unless the Committee determines to pay such dividends in cash at the time of vesting, shares with a value equal to all dividends declared on the shares earned. Under the terms of those performance units, the committee has the discretion to award up to 20% of the target shares on or around the vesting date.

Defined Benefit Retirement Plans

Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley, each of whom previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley, were allowed to continue to participate in the Pactiv pension plans and Pactiv’s supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan.

In addition to the PCA Pension Plan, Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley participate in a PCA supplemental executive retirement plan (the “SERP”). Benefits are determined using the same formula as the PCA Pension Plan but in addition to counting career average base pay, the SERP also recognizes incentive awards and any pay earned in excess of IRS qualified plan compensation limits. Benefits earned under the SERP are reduced by benefits paid from the PCA Pension Plan and any prior qualified pension and SERP benefits earned under the Pactiv pension plan.

Mr. Mundy and Mr. Carter do not receive any pension benefits because they joined PCA after April 12, 1999.

401(k) Plan

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. We have historically provided to PCA employees a company matching contribution of up to 5.2% of participant contributions and a company retirement contribution for employees not eligible to participate in our defined benefit pension plan, including Mr. Mundy and Mr. Carter. For certain highly compensated salaried employees including the named executive officers, who make the maximum contribution to the plan permitted by tax regulations, we provide an extended match program under which the equivalent amount of the suspended company matching contribution is paid directly to the employee in the form of supplemental, taxable compensation.

Deferred Compensation Plan

We provide a voluntary non-qualified deferred compensation plan for eligible officers, including the named executive officers. Certain officers not eligible to participate in the defined benefit pension plan, including Mr. Mundy and Mr. Carter, receive an annual contribution to the deferred compensation plan in lieu of pension benefits.

Perquisites

Other than club memberships for officers and key management with sales responsibilities, including Mr. Hassfurther, we do not provide perquisites.

Health and Welfare Benefits

The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or a Change of Control

Changes in employment status such as termination, death or disability, a change of control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments are described below. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. However, the committee will consider post-retirement or post-termination arrangements and acceleration of certain equity awards for named executive officers on a case-by-case basis.

Payments Made Upon Termination

In general, when a named executive officer terminates employment with us, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

•	amounts contributed under the defined contribution plan and the deferred compensation plan;

•	unused vacation pay; and

•	amounts accrued and vested under the defined benefit retirement plans and the SERP for those eligible named executive officers who have reached the eligible retirement age.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our equity incentive plan, upon death or disability, generally all restrictions on restricted stock and ROIC Units awarded in 2016 and 2017 will lapse and performance units will be paid out at 100%. In the event of death, (a) the TSR Units will vest on the date of death and pay out a pro-rated portion through the date of death of the holder, based upon actual performance through the date of death; and (b) ROIC Units awarded in 2019 and after will vest on the date of death and pay out based upon actual performance through the calendar year preceding the date of death (or at the target level if the date of death is before the end of the first year of the performance period). In the event of disability, (a) the TSR Units will not vest early and will pay out a pro-rated portion through the date of disability based upon performance through the entire performance period; and (b) ROIC Units awarded in 2018 and 2019 will not vest early and will pay out on the fourth anniversary of the award date based upon actual performance through the entire performance period.

Payments Made Upon a Change of Control

There are no employment agreements for any named executive officers, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change of control. Equity awards include double-trigger change-of-control provisions. If a substitute equity award meeting certain conditions is provided to the executive officer in connection with a change of control, that award will not vest as a result of the change of control unless the officer’s employment is terminated or the officer resigns for good reason within two years after a change of control. “Good reason” includes breach of certain obligations by the company, diminution of duties or authority of the officer, certain reductions of compensation of the officer or relocation of the principal office where the officer works.

Severance Benefits

We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Any severance payments made to our named executive officers would be considered on a case-by-case basis, and any payment of severance that might be deemed appropriate would require approval of the committee. The committee will assess post-retirement arrangements with retiring named executive officers on a case-by-case basis, taking into account transitional needs, expertise needed, customer relationships, the company’s succession plans and other factors, such as non-competition and non-solicitation covenants, that the committee determines to be important.

Tax Implications

The committee has considered the provisions of Code Section 162(m), which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. This limitation previously did not apply to compensation that met the Code requirements for “qualifying performance-based” compensation. In the past, we designed our compensation programs to qualify for this performance-based exception by, for example, establishing shareholder-approved performance goals and maximum amounts that could be granted to executive officers. With the passage of the Tax Cuts and Jobs Act of 2017, this exemption has been removed, effective for taxable years beginning after December 31, 2017. Compensation paid to our covered executive officers in excess of $1 million will not be deductible in 2018 and future fiscal years unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Although the committee will continue to consider tax deductibility of compensation as one of many factors, the committee believes that it is in the best interests of our shareholders and our company to maintain the flexibility to structure our compensation programs to appropriately and competitively compensate our executive officers, even if these programs may result in non-deductible compensation expense.

Policies Applicable to Executive Officers

Trading in Our Stock

Our trading policy prohibits our directors and executive officers from participating in short-swing trading, short selling or pledging our stock. Our policy prohibits certain hedging transactions, including transactions in options and other derivative securities relating to PCA common stock in any market. All transactions in PCA common stock by our directors and executive officers are subject to trading window periods and additionally must be pre-cleared by our chief executive officer and our general counsel to ensure compliance with applicable securities laws.

Compensation Recovery Policy

We have an executive compensation recovery policy, which relates to the recoupment of any bonus, equity-based award or other compensation given to a current or former corporate officer, as defined in the policy, in the event of a restatement of the company’s reported financial results. The named executive officers are included within this policy. If the compensation committee determines that any compensation was made to one of the covered officers based on later restated financial statements, the committee may adjust such compensation within 60 months of the restatement, and may seek to recover the part of any compensation that was paid based upon the financial performance in the reported financial statements that were restated. If the individual fails to repay any amount required under this policy, the committee may pursue appropriate legal remedies to recoup such amount. The committee may set-off the amount owed against any amount or award that would otherwise be granted to the individual or reduce any future compensation or benefit to such individual. The compensation committee will revise the policy consistent with regulations under the Dodd-Frank Act once those regulations are final.

Share Ownership Guidelines

We maintain stock ownership guidelines that apply to all of our directors and our executive officers. The individual guidelines are owning stock having a value equal to or greater than:

•	6x annual base salary for the Chief Executive Officer;

•	4.5x annual base salary for Executive Vice Presidents and Senior Vice Presidents first elected before 2019; and

•	3x annual base salary for other executive officers

Non-management directors must hold stock having a value equal to at least $325,000.

The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (1) shares owned outright by the participant or an immediate family member that shares the same household; (2) shares held in our defined contribution plans; and (3) restricted stock or restricted stock units issued by us, whether or not vested. Shares underlying option awards and performance units do not count toward achievement of the share ownership guidelines.

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee has the authority to review each participant’s compliance (or progress towards compliance) with the guidelines from time to time. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

All of our non-management directors and named executive officers are in compliance with, or are achieving adequate progress towards, the guidelines.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

James D. Woodrum, Chair

Samuel M. Mencoff

Roger B. Porter

Thomas S. Souleles

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark W. Kowlzan	2019	1,264,500	5,519,946	1,867,000	1,620,917	65,754	10,338,117
Chief Executive Officer	2018	1,227,504	6,000,007	2,660,000	314,228	63,830	10,265,570
	2017	1,191,750	5,408,552	2,660,000	1,287,181	111,111	10,658,595
Thomas A. Hassfurther	2019	998,004	3,818,149	1,257,000	1,866,044	107,337	8,046,535
Executive Vice President — Corrugated Products	2018	968,754	4,150,026	1,798,500	277,688	103,110	7,298,079
	2017	940,500	3,523,395	1,798,500	1,728,503	138,895	8,129,794
Robert P. Mundy	2019	676,002	1,448,925	839,000	—	95,952	3,059,880
Executive Vice President and Chief Financial Officer	2018	656,004	1,300,120	1,200,500	—	93,262	3,249,887
	2017	636,750	990,070	1,200,500	—	90,683	2,918,004
Charles J. Carter	2019	632,004	1,196,153	445,000	—	92,864	2,366,022
Senior Vice President — Containerboard Mill Operations	2018	613,500	1,300,120	585,500	—	90,227	2,589,348
	2017	595,500	1,082,837	585,500	—	93,758	2,357,596
Donald R. Shirley	2019	499,189	929,956	411,000	388,355	25,958	2,254,459
Senior Vice President, Corporate Engineering and Process Technology

(1)

The values shown for stock awards reflect the grant date fair value of the award determined in accordance with FASB ASC Topic 718, as more fully described in Note 15 to the consolidated financial statements included in our annual report accompanying this proxy statement.

The grant date fair value of restricted stock awarded is the closing price of PCA common stock on the date of the award.

The grant date fair values of the ROIC Units awarded in 2019 (as described in “Compensation Discussion and Analysis — Long-Term Equity Awards — Equity Award Structure”), based upon the probable outcome of the performance conditions, which was 100%, are $1,839,962, $1,272,713, $482,986, $398,724 and $309,981 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively. The grant date fair values of the awards at a maximum payout of 120% are $2,207,954, $1,527,255, $579,584, $478,468, and $371,977 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively.

The grant date fair values of the TSR Units awarded in 2019 (as described in “Compensation Discussion and Analysis — Long-Term Equity Awards — Equity Award Structure”) as determined based upon a Monte Carlo simulation as prescribed by FASB ASC Topic 718 are $1,840,022, $1,272,724, $482,952, $398,706, and $309,995 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively. The grant date fair values of the awards at a maximum payout of 200% are $3,680,044, $2,545,448, $965,905, $797,412, and $619,989 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley respectively.

(2)

Non-equity incentive plan awards for 2019 to the named executive officers averaged 69% of the target awards under our Executive Incentive Compensation Plan. The 2019 target awards and the actual awards are summarized in the following table.

	Target Award	Actual Award	Target vs Actual Percent
Mark W. Kowlzan	$2,725,000	$1,867,000	69%
Thomas A. Hassfurther	1,835,000	1,257,000	69%
Robert P. Mundy	1,225,000	839,000	68%
Charles J. Carter	650,000	445,000	68%
Donald R. Shirley	600,000	411,000	69%
Total	7,035,000	4,819,000	69%

(3)

For further information regarding our pension plans and benefits, please see “Pension Benefits as of December 31, 2019” below. Mr. Mundy and Mr. Carter do not participate in our defined benefit pension plans.

2019 amounts include the following for Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley: (a) the changes in value of the PCA Pension Plan of $137,097, $79,554 and $180,536 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $1,483,821, $1,786,491 and $207,819, respectively.

2018 amounts include the following for Mr. Kowlzan and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $(13,145) and $(48,976) respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $327,374 and $326,664, respectively.

2017 amounts include the following for Mr. Kowlzan and Mr. Hassfurther: (a) the changes in value of the PCA Pension Plan of $116,962 and $85,069, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $1,170,219 and $1,643,434, respectively.

(4)	“All Other Compensation” is broken down as follows:

	Year	Company Contributions to 401(k) Plan	Company Contribution to Non- Qualified Deferred Comp. Plan	Supplemental Taxable Compensation for Company Matching	Dividend Equivalents on Performance Units	Gifts	Club Memberships	Tax Gross-Up
Mark W. Kowlzan	2019	16,294	—	49,461	—	—	—	—
	2018	15,933	—	47,898	—	—	—	—
	2017	15,625	—	46,346	$49,140	—	—	—
Thomas A. Hassfurther	2019	16,492	—	35,404	—	—	55,441	—
	2018	16,125	—	34,250	—	123	52,581	31
	2017	15,762	—	33,144	37,800	—	52,189	—
Robert P. Mundy	2019	24,682	52,400	18,870	—	—	—	—
	2018	24,242	50,800	18,120	—	100	—	—
	2017	23,798	49,300	17,413	—	100	—	72
Charles J. Carter	2019	26,092	50,200	16,572	—	—	—	—
	2018	25,556	48,700	15,971	—	—	—	—
	2017	25,077	47,200	15,339	6,143	—	—	—
Donald R. Shirley	2019	12,465	—	13,493	—	—	—	—

The methodology for calculating the aggregate incremental cost for payments for club membership dues for Mr. Hassfurther is the actual amounts paid without any tax gross-up. Items received as gifts include an income tax and employment tax gross-up adjustment, which is separately quantified under “Tax Gross-Up”.

Cash dividend equivalents were paid on performance units that were awarded in 2013, based on the number of shares that would be awarded based on the target level of performance, or 100% payout. Cash dividend equivalents are not paid on performance awards made after 2013. Dividend equivalents on units awarded after 2013 will be only paid to the extent the shares actually vest, and will be paid in shares at the time of vesting.

Grants of Plan-Based Awards for 2019

The following table describes the plan-based awards made in 2019, including the annual restricted stock awards, the performance unit awards and the annual cash incentive awards made to the named executive officers during the year.

	Action Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under -Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards(2)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark W. Kowlzan
Restricted Stock	6/28/2019	6/28/2019							19,303	1,839,962
ROIC Units	6/28/2019	6/28/2019				7,721	19,303	23,164		1,839,962
TSR Units	6/28/2019	6/28/2019				0	18,543	37,086		1,840,022
Annual Cash Incentive			$681,250	$2,725,000	$3,624,250
Thomas A. Hassfurther
Restricted Stock	6/28/2019	6/28/2019							13,352	1,272,713
ROIC Units	6/28/2019	6/28/2019				5,341	13,352	16,022		1,272,713
TSR Units	6/28/2019	6/28/2019				0	12,826	25,652		1,272,724
Annual Cash Incentive			458,750	1,835,000	2,440,550
Robert P. Mundy
Restricted Stock	6/28/2019	6/28/2019							5,067	482,986
ROIC Units	6/28/2019	6/28/2019				2,027	5,067	6,080		482,986
TSR Units	6/28/2019	6/28/2019				0	4,867	9,734		482,952
Annual Cash Incentive			306,250	1,225,000	1,629,250
Charles J. Carter
Restricted Stock	6/28/2019	6/28/2019							4,183	398,724
ROIC Units	6/28/2019	6/28/2019				1,673	4,183	5,020		398,724
TSR Units	6/28/2019	6/28/2019				0	4,018	8,036		398,706
Annual Cash Incentive			162,500	650,000	864,500
Donald R. Shirley
Restricted Stock	6/28/2019	6/28/2019							3,252	309,981
ROIC Units	6/28/2019	6/28/2019				1,301	3,252	3,902		309,981
TSR Units	6/28/2019	6/28/2019				0	3,124	6,248		309,995
Annual Cash Incentive			150,000	600,000	800,000

(1)

The amounts shown under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the 2019 threshold, target and maximum awards for each named executive officer under our annual cash incentive compensation plan, described in “Compensation Discussion and Analysis-Annual Cash Incentive Awards.” The 2019 awards have been paid to the named executive officers and are reported as non-equity incentive plan compensation in the Summary Compensation Table.

(2)

The grant date fair value of our stock awards is determined in accordance with FASB ASC Topic 718. Please refer to Note 15 of our consolidated financial statements included in the accompanying annual report for a description of how such value is determined.

Restricted stock may not be sold or transferred until such stock vests. As a condition to vesting, the holder of restricted stock must remain employed by, serve as a director of, or otherwise provide services to, PCA on the vesting date (the “service condition”). Restricted stock vests in full on the fourth anniversary of the date of the award. Restricted stock may be voted by the holder, and holders receive dividends on the same basis as holders of outstanding common stock.

ROIC Units vest on the fourth anniversary of the date of the award. Holders must meet the service condition for vesting to occur. Awards are paid out entirely in shares. The amount paid out will range from 40% to 120% of the number of units awarded and is determined based upon our average annual return on invested capital for the performance period consisting of the years 2020, 2021 and 2022 compared to a peer group of companies in our industry and related industries. Dividend equivalents are paid out on the vesting date in a number of shares equal in value to the cumulative dividends actually paid on the number of shares that vest. The grant date fair value is based upon the probable outcome of the performance conditions, which was 100%. The grant date fair values of the awards assuming a maximum payout of 120% are $2,207,954, $1,527,255, $579,584, $478,468, and $371,977 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively.

TSR Units vest after the end of the three-year performance period (July 1, 2019 to June 30, 2020). Holders must meet the service condition for vesting to occur. Awards are paid out entirely in shares. The amount paid out will range from 0% to 200% of the number of units awarded and is determined based upon our total stockholder return for the performance period compared to a peer group of companies in our industry and related industries. Dividend equivalents are paid out on the vesting date in a number of shares equal in value to the cumulative dividends actually paid on the number of shares that vest. The grant date fair value is based upon a Monte Carlo simulation as provided by FASB ASC Topic 718. The grant date fair values of the awards assuming a maximum payout of 200% are $3,680,044, $2,545,448, $965,905, $797,412, and $619,989 for Mr. Kowlzan, Mr. Hassfurther, Mr. Mundy, Mr. Carter and Mr. Shirley, respectively.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2019

	Stock Awards(1)
Name	Number of Shares, or Units of Stock That Have Not Vested(1)	Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2)(3)
Mark W. Kowlzan	129,757	$14,531,486	121,593	13,617,203
Thomas A. Hassfurther	85,053	9,525,085	82,861	9,279,559
Robert P. Mundy	27,355	3,063,486	28,531	3,195,138
Charles J. Carter	27,191	3,045,120	26,103	2,923,275
Donald R. Shirley	12,720	1,424,513	9,634	1,078,915

(1)

The following table shows the year in which the restricted stock or restricted stock units held by the named executive officers will vest. The 2020 column includes shares earned by the named executive officers under ROIC Units for the 2018-2020 performance period (including shares that would be awarded pursuant to dividend equivalent rights equal in value to the amount of dividends declared through the end of the year on the shares earned) that remain subject to continued service through June 20, 2020 as follows: Mr. Kowlzan: 36,440 shares; Mr. Hassfurther: 23,364 shares; Mr. Mundy, 7,251 shares; and Mr. Carter, 7,533 shares. At or around the time of vesting, the committee has the discretion to award up to an additional 20% of the number of such shares. Those shares are not reflected as any such award is solely at the discretion of the committee.

Name	2020	2021	2022	2023
Mark W. Kowlzan	69,909	23,096	17,449	19,303
Thomas A. Hassfurther	44,823	14,809	12,069	13,352
Robert P. Mundy	13,911	4,596	3,781	5,067
Charles J. Carter	14,452	4,775	3,781	4,183
Donald R. Shirley	3,721	2,693	3,054	3,252

(2)

The closing market price of our common stock on December 31, 2019, the last trading day of the year, was $111.99 per share. Amounts include the value of fractional shares that may be awarded as dividend equivalents.

(3)	The unearned shares identified in this column relate to potential future payouts pursuant to (a) ROIC Units awarded in 2017, 2018 and 2019 and (b) TSR Units awarded in 2018 and 2019.

The following number of ROIC units held by each named executive officer will be paid out in the following years, as presented in the table. For the ROIC units awarded in 2017 that vest in 2021, PCA’s average return on invested capital performance through December 31, 2019 would result in PCA’s ranking in the top quartile of the peer group. Accordingly, the number of shares to be paid out pursuant to these units is presented at the target payout level of 100% because the units do not provide for a maximum payout and the additional 20% potential payout it solely at the discretion of the compensation committee. For the ROIC units awarded in 2018 that vest in 2022, PCA’s average return on invested capital performance through December 31, 2019 would result in PCA ranking between the median and the top of the peer group. Accordingly, the number of shares to be paid out pursuant to these units is presented at the maximum payout level of 120%. The performance period for ROIC units awarded in 2019 that vest in 2023 did not commence until January 1, 2020. The number of shares to be paid out pursuant to these units are presented assuming payout at the target level of 100%. For all units, dividend equivalents will be paid only to the extent the shares actually vest, and, unless the committee determines to pay such dividend equivalents in cash, will be paid in shares at the time of vesting. In all instances, the number of shares presented includes shares that would be paid out on December 31, 2019 as dividend equivalents as if the performance units were paid out on such date at the levels described above.

Name	2021	2022	2023
Mark W. Kowlzan	24,626	21,825	19,575
Thomas A. Hassfurther	15,790	15,096	13,540
Robert P. Mundy	4,900	4,729	5,138
Charles J. Carter	5,091	4,729	4,242
Donald R. Shirley	—	—	3,297

The following number of TSR units held by each named executive officer will be paid out in the following years, based on the following assumptions. For the TSR units awarded in 2018 that vest in 2021, PCA’s total shareholder return through December 31, 2019 would result in PCA’s ranking between the 33rd percentile and the median of the peer group. Accordingly, the number of shares to be paid out pursuant to these units is presented at the target payout level of 100%. For TSR units awarded in 2019 that vest in 2022, PCA’s total shareholder return through December 31, 2019 would result in PCA’s ranking between the median and the top of the peer group. Accordingly, the number of shares to be paid out pursuant to these units is presented at the maximum payout level of 200%. For all units, dividend equivalents will be paid only to the extent the shares actually vest, and, unless the committee determines to pay such dividend equivalents in cash, will be paid in shares at the time of vesting. In all instances, the number of shares presented includes shares that would be paid out on December 31, 2019 as dividend equivalents as if the performance units were paid out on such date at the levels described above.

Name	2021	2022
Mark W. Kowlzan	17,957	37,609
Thomas A. Hassfurther	12,420	26,014
Robert P. Mundy	3,891	9,871
Charles J. Carter	3,891	8,149
Donald R. Shirley	—	6,336

2019 Stock Vested Table

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark W. Kowlzan	42,542	3,933,046
Thomas A. Hassfurther	33,878	3,132,051
Robert P. Mundy	11,818	1,121,689
Charles J. Carter	8,666	801,191
Donald R. Shirley	3,354	310,077

Restricted stock and restricted stock units held by each of the officers vested on June 25, 2019. The amounts indicated in the table include shares earned by the named executive officers under performance units for the 2016-2018 performance period and dividend equivalents thereon, which remained subject to a service condition through June 25, 2019. The closing price of PCA’s common stock on the New York Stock Exchange on June 25, 2019 was $92.45. The amounts in the “Value Realized on Vesting” column include the value of fractional shares paid out in cash for dividend equivalents.

Pension Benefits as of December 31, 2019

Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley participate in our defined benefit pension plans. Mr. Mundy and Mr. Carter do not participate in our defined benefit pension plans, as they joined PCA after April 12, 1999.

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Mark W. Kowlzan	Plan 1	20.71	1,211,721	—
	Plan 2	20.71	7,945,234	—
Thomas A. Hassfurther	Plan 1	20.71	1,240,677	—
	Plan 2	20.71	9,985,706	—
Donald R. Shirley	Plan 1	20.71	613,991	—
	Plan 2	20.71	474,732	—

(1)

Plan 1 reflects the Pactiv pension plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004 — December 31, 2019) (the “PCA Pension Plan”).

Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (“SERP”) (May 1, 2004 — December 31, 2019).

The Pactiv supplemental executive retirement plan was terminated and the present value of all benefits earned under that plan was paid out to all participants, including PCA named executive officers participating in that plan, during December 2010. Years of service under that plan are credited for purposes of determining benefits under the PCA plan. However, the present value of accumulated benefits reflected in the table for Plan 2 reflect only the present value of benefits earned under the PCA SERP from and after May 1, 2004, which is the date of inception of the PCA SERP.

The PCA Pension Plan provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits. The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)
62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

The formula used for computing monthly benefit payments at normal retirement age is as follows: 55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.

The normal form of payment for married participants is a 50% joint and survivor annuity and for single participants is a single life annuity. Other optional forms of payment include: ten-year certain annuity, 75% and 100% joint and survivor annuity. The optional forms of payment are designed to be actuarially equivalent to the normal forms of payment.

The PCA SERP provides additional pension benefits to Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley. The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes executive annual cash incentive plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code. Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv’s qualified pension plan and non-qualified SERP. The maximum years of credited service for Mr. Hassfurther for purposes of the SERP is 45 years.

(2)

The present values of accumulated benefits reported for the named executive officers are for benefits earned under Plan 1 from April 12, 1999 through December 31, 2019 and the present value of accumulated benefits earned under Plan 2 from May 1, 2004 through December 31, 2019. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each of Mr. Kowlzan, Mr. Hassfurther and Mr. Shirley while employed by PCA is 20.71 years.

The present values of accumulated benefits are based upon interest rate and mortality rate assumptions consistent with those used in our December 31, 2019 financial statements.

We calculated the present values shown in the Pension Benefits Table using: (i) a 3.32% discount rate for Plan 1 and a 3.25% discount rate for Plan 2, the same discount rates we use for ASC 715 calculations for financial reporting purposes; and (ii) the plan’s unreduced retirement age of 62. The present values shown in the table reflect postretirement mortality, based on the ASC 715 assumption (the Amounts-weighted Pri-2012 Retiree Mortality Table with White Collar Adjustment projected generationally using MP-2019) but do not include a factor for preretirement termination, mortality, or disability.    Amounts for the pension plans are based on the present value of the annuity elections reflected in the ASC 715 calculation.

2019 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mark W. Kowlzan	—	—	—	—	—
Thomas A. Hassfurther	—	—	958,466	—	4,103,672
Robert P. Mundy	—	52,400	59,109	—	267,845
Charles J. Carter	300,000	50,200	122,335	—	813,718
Donald R. Shirley	—	—	—	—	—

(1)

We provide annual deferred compensation account contributions to Mr. Mundy and Mr. Carter because they are not eligible to participate in our defined benefit pension plans. Amounts reported in this column were reported in the Summary Compensation Table as “All Other Income” for 2019.

(2)

Earnings on deferred compensation are not included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

Description of Deferred Compensation Plan

The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual cash incentive awards under our annual incentive plan. Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include: (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); Prudential Core Plus Bond (intermediate to long term bond); and (iv) Northern Trust Collective S&P 500 (S&P 500 index).

The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Northern Trust Collective S&P 500, Fidelity Growth Company and Met West Total Return Bond Fund, which are investment options also offered in PCA’s defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan. In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company option are also factored into the respective notional returns calculated for this investment option.

The rates of return for the deferred compensation investment options were as follows for 2019:

Fund Name	Annual Return%
Northern Trust Collective S&P 500	27.63
The Fidelity Growth Company	35.03
Prudential Core Plus Bond	10.98
The JPMorgan Chase Prime Rate	4.85

Participants may elect to change the allocation of their notional investments on any business day.

Under the terms of the deferred compensation plan, the value of the deferred amounts are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the PCA Benefits Administration Committee and cannot exceed the amount necessary to alleviate such financial need.

Incremental Payments on Termination or a Change of Control

Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Post-termination arrangements are considered on a case-by-case basis, and we will consider such arrangements if we require transitional services and/or non-competition or non-solicitation covenants.

If a named executive officer terminates employment as a result of death or disability, then all restrictions on restricted stock will lapse and performance units awarded in 2016 and 2017 will vest at target. In the event of death, (a) TSR units awarded in 2018 and 2019 will vest on the date of death and pay out a pro-rated portion through the date of death of the holder, based upon actual performance through the date of death; and (b) ROIC units awarded in 2018 and 2019 will vest on the date of death and pay out based upon actual performance through the calendar year preceding the date of death (or at the target level if the date of death is before the end of the first year of the performance period). In the event of disability, (a) the TSR units awarded in 2018 and 2019 will not vest early and will pay out a pro-rated portion through the date of disability based upon performance through the entire performance period; and (b) ROIC units awarded in 2018 and 2019 will not vest early and will pay out on the fourth anniversary of the award date based upon actual performance through the entire performance period.

Based on the closing market price of our common stock of $111.99 on the New York Stock Exchange on December 31, 2019, the last trading day of the year, (i) the value of unvested restricted stock and performance units held by each named executive officer that would vest as a result of death on December 31, 2019 was: Mr. Kowlzan, $22,744,953; Mr. Hassfurther, $15,066,965; Mr. Mundy, $4,918,829; Mr. Carter, $4,797,509; and Mr. Shirley, $1,881,902; and (ii) the value of unvested restricted stock and performance units held by each named executive officer that would vest as a result of disability on December 31, 2019 was: Mr. Kowlzan, $22,881,923; Mr. Hassfurther, $15,161,698; Mr. Mundy, $4,940,968; Mr. Carter, $4,827,187; and Mr. Shirley, $1,854,157. The value of performance units awarded in 2018 and 2019 that would vest as a result of disability on December 31, 2019 is not determinable because the payout of those awards would depend on actual performance through the end of the performance period; accordingly, we have assumed that performance units will vest at the target level for purposes of the calculation made in clause (ii) of the previous sentence.

Our equity awards include double-trigger change-of-control provisions for restricted stock and performance units if a qualifying substitute equity award is made. Based on the closing market price of our common stock of $111.99 on the New York Stock Exchange on December 31, 2019, the last trading day of the year, the value of unvested restricted stock and performance units held by each named executive officer that would vest either as a result of death or disability if the officer terminated or resigned for good reason within two years after, the change of control, or if a qualifying substitute equity award was not awarded to such officer was: Mr. Kowlzan, $26,000,776; Mr. Hassfurther, $17,318,966; Mr. Mundy, $5,741,160; Mr. Carter, $5,502,996; and Mr. Shirley, $2,311,840.

Non-Employee Director Compensation

For service on the board, we do not compensate management. In 2019, non-employee directors received the compensation described below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Cheryl K. Beebe	180,000	69,950	—	249,950
Duane C. Farrington	165,000	69,950	—	234,950
Donna A. Harman	41,250	34,967	—	76,217
Hasan Jameel(2)	165,000	69,950	—	234,950
Robert C. Lyons	165,000	69,950	—	234,950
Thomas P. Maurer	165,000	69,950	—	234,950
Samuel M. Mencoff	180,000	69,950	—	249,950
Roger B. Porter	180,000	69,950	—	249,950
Paul T. Stecko	165,000	69,950	57,522	292,472
Thomas S. Souleles	165,000	69,950	—	234,950
James D. Woodrum	180,000	69,950	—	249,950

(1)	All stock awards are fully vested at the time of award.

(2)	Dr. Jameel will retire from the board of directors on the date of the 2020 annual meeting.

Description of Fee Arrangements

Each non-management director receives annual fees of $235,000, of which $165,000 is paid in cash in quarterly installments and a number of fully vested shares of stock equal to $70,000, as valued on the date of the annual meeting of stockholders and rounded to the nearest whole share. Ms. Harman joined the board in December 2019 and received a pro-rated portion of the stock compensation. The lead director and committee chairs receive additional annual cash fees of $15,000.

Each director, other than Ms. Harman, was awarded 706 fully vested shares on May 7, 2019, on which date the closing price of PCA’s common stock on the New York Stock Exchange was $99.08. On December 10, 2019, the date she was elected to the board, Ms. Harman was awarded 314 fully vested shares. The closing price of PCA’s common stock was $111.36 on such date.

We annually review our director fees against our compensation peer group. Our compensation consultant, Meridian Compensation Partners, prepares an annual survey showing the amounts and fee structures of the members of the peer group used for comparing the executive officer compensation, as described under “Compensation Discussion & Analysis-Comparative Assessments.” The committee reviewed the survey that assessed 2018 director fees paid by the peer group companies.

Our approved annual director compensation in 2018 was between the 25th percentile and median of the peer group. In 2019, we increased the equity portion of the total annual fees by $5,000 to maintain our competitive position in the peer group. We also increased the annual fee payable to the lead director and to the chair of the nominating and governance committee by $5,000 per year.

Our compensation committee leads the annual review of director compensation and survey information. The full board approves director fees.

Pension Benefits as of December 31, 2019

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul T. Stecko	Plan 1	14.71	550,489	51,239

Mr. Stecko retired as an officer of PCA at the end of 2013 and has continued to serve on our board of directors since his retirement. While he was employed by PCA, Mr. Stecko participated in the PCA Pension Plan described in Notes 1 and 2 to the “Pension Benefits as of December 31, 2019” table above. He did not participate in the SERP. He had 14.71 years of service under the plan through his retirement on December 30, 2013.

CHIEF EXECUTIVE OFFICER PAY RATIO

As disclosed in “Executive and Director Compensation — Summary Compensation Table,” the 2019 annual total compensation of our chief executive officer, Mark W. Kowlzan, was $10,338,117.

The 2019 annual total compensation of our median employee, as calculated in accordance with the requirements of Item 402 (c)(2)(x) of Regulation S-K, was $71,268. As we believe that our general employee composition and compensation practices did not change significantly since 2017, in accordance with Item 402(u) of Regulation S-K, we used the same median employee first identified in 2017. We identified the 2017 median employee as of December 31, 2017 using gross earnings for our domestic employees as provided by our payroll system. As of December 31, 2017, we had approximately 14,600 employees, which included approximately 40 foreign employees. As permitted under applicable rules, we omitted our foreign employees from the determination, as our number of foreign employees is less than 5% of our total number of employees. As a result, we excluded approximately 20 Canadian employees and approximately 20 Hong Kong employees. We annualized compensation for employees hired during the year. We did not otherwise make adjustments or estimates in connection with our determination of the median employee.

The 2019 ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of our employees was 125.5.

OWNERSHIP OF OUR STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2020:

•	each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

•	our current directors, nominees for director, our chief executive officer and the other named executive officers; and

•	all directors, nominees and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Percentage ownership is based upon 94,849,952 shares outstanding on February 28, 2020

Name of Beneficial Owner	Number of Shares Held	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern PA, 19355(1)	10,957,756	11.6
BlackRock, Inc 40 East 52nd Street New York, NY 10022(2)	9,772,540	10.3
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(3)	5,785,044	6.1
Managed Account Advisors LLC 101 Hudson Street, 9th floor Jersey City, NJ 07032(4)	4,782,759	5.0

Mark W. Kowlzan(5)	441,801	*

Thomas A. Hassfurther(6)	288,076	*

Robert P. Mundy(7)	42,634	*

Charles J. Carter(8)	49,554	*

D. Ray Shirley(9)	21,588	*

Paul T. Stecko	38,055	*

Samuel M. Mencoff(10)	320,045	*

Cheryl K. Beebe	11,839	*

Duane C. Farrington	2,978	*

Donna A. Harman	414	*

Hasan Jameel	9,339	*

Robert C. Lyons	9,164	*

Thomas P. Maurer	5,701	*

Roger B. Porter	18,339	*

Thomas S. Souleles	10,000	*

James D. Woodrum(11)	11,339	*

All directors and executive officers as a group(12) (21 persons)	1,494,367	1.6

*	Denotes ownership of less than one percent.

(1)

This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2020 by the Vanguard Group, reporting sole voting power over 137,452 shares, shared voting power over 24,100 shares, sole dispositive power over 10,801,187 shares and shared dispositive power over 156,569 shares.

(2)

This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2020 by BlackRock, Inc., reporting sole voting power over 8,896,665 shares and sole dispositive power over 9,772,540 shares.

(3)

This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2020 by T. Rowe Price Associates, Inc., reporting sole voting power over 2,363,197 shares and sole dispositive power over 5,785,044 shares.

(4)

This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2020 by Managed Account Advisors LLC, reporting sole dispositive power over 4,675,989 shares and shared dispositive power over 106,770 shares.

(5)

Included in the number of shares are 279,754 shares not subject to vesting conditions, 146,497 shares of restricted stock subject to forfeiture under certain conditions and 15,550 shares held in the 401(k) plan. Included in the number of shares not subject to vesting conditions are 2,565 shares held by Mr. Kowlzan’s spouse. Mr. Kowlzan disclaims beneficial ownership of shares held by his spouse.

(6)

Included in the number of shares are 181,037 shares not subject to vesting conditions, 96,782 shares of restricted stock subject to forfeiture under certain conditions and 10,257 shares held in the 401(k) plan. Also included in the number of shares not subject to vesting conditions are 53,862 shares held by Mr. Hassfurther’s spouse and 34,293 shares held indirectly through Bears Club Investment LLC, a family investment entity. Mr. Hassfurther disclaims beneficial ownership of shares held by his spouse and by the investment partnership, except to the extent of his pecuniary interest therein.

(7)	Included in the number of shares are 10,696 shares not subject to vesting conditions and 31,938 shares of restricted stock subject to forfeiture under certain conditions.

(8)

Included in the number of shares are 14,517 shares not subject to vesting conditions, 30,848 shares of restricted stock subject to forfeiture under certain conditions and 4,189 shares held in the 401(k) plan. Also included in the number of shares not subject to vesting conditions are 100 shares held in trust for the benefit of Mr. Carter’s spouse. Mr. Carter disclaims beneficial ownership of such shares held in trust.

(9)

Included in the number of shares are 70 shares not subject to vesting conditions, 16,041 shares of restricted stock subject to forfeiture under certain conditions and 5,477 shares held in the 401k plan.

(10)

Included in the number of shares are 250,091 shares owned by Mr. Mencoff directly, and 69,954 shares held through Temple Hall Partners, LP, a family owned limited partnership. Mr. Mencoff disclaims beneficial ownership of the shares owned by Temple Hall Partners, LP except to the extent of his pecuniary interest therein.

(11)	Included in the number of shares are 4,000 shares held by Mr. Woodrum’s spouse. Mr. Woodrum disclaims beneficial ownership of shares held by his spouse.

(12)	Includes 398,180 shares of restricted stock subject to forfeiture under certain conditions and 52,067 shares held in the 401(k) plan.

TRANSACTIONS WITH RELATED PERSONS

Policy

The board has adopted a written policy relating to the nominating and governance committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulations and includes our directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the board with respect to related person transactions and, unless approval of the transaction is delegated to another committee or required by the full board, the committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the chairman of the committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the committee. In approving any related person transaction, the committee must determine that the transaction is fair and reasonable to PCA. The committee periodically reports on its activities to the board. The written policy relating to the committee’s review and approval of related person transactions is available on our website at www.packagingcorp.com under Investor Relations — Corporate Governance.

Reportable Transactions

Todd Stecko, son of our director, Paul T. Stecko, is employed by PCA as a manager. His total compensation, including base salary, bonus and grant date value of equity awarded, during 2019 was $255,000.

Nathan Carter, son of our Senior Vice President, Charles J. Carter, is employed by PCA as a manager. His total compensation, including salary, bonus, and grant date value of equity awarded, during 2019 was $240,000.

Tyler Hassfurther, son of our Executive Vice President, Thomas A. Hassfurther, is employed by PCA as a manager. His total compensation, including salary, bonus, and grant date value of equity awarded, during 2019 was $125,000.

Ms. Harman is the former president of the American Forest and Paper Association (the “Association”), the national trade association of the paper and wood products industry, and served in such role from 2007 until her retirement in 2019. PCA is a member of the Association and made payments to the Association of approximately $1.3 million in 2019, substantially all of which was for membership dues and some of which was paid while Ms. Harman was employed by AF&PA. Ms. Harman ended her employment with AF&PA prior to joining our board in December 2019.

Madison Dearborn Partners, which employs Mr. Mencoff as co-Chief Executive Officer and Mr. Souleles as Managing Director, is a private equity firm that invests in companies that may purchase products or services from, or sell products and services to, us in the ordinary course of business in amounts that are not material in amount or significance. Mr. Mencoff and Mr. Souleles are not compensated directly or indirectly as a result of any such transactions, do not otherwise have an interest in such transactions and are not involved in any manner in such transactions. Mr. Mencoff may be deemed to beneficially own more than 10% of certain portfolio companies. The only transaction during 2019 involving Madison Dearborn portfolio companies to which we sold, or from which we purchased, more than $120,000 of products or services was the sale of approximately $450,000 of products and services in the ordinary course of business to The Topps Company, Inc.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2019.

OTHER INFORMATION

Stockholder Proposals

Stockholder proposals for our 2021 Annual Meeting of Stockholders must be received at our principal executive offices by November 21, 2020, and must otherwise comply with the SEC’s rules to be considered for inclusion in our proxy materials relating to the meeting.

Recommendations for Board-Nominated Director Nominees

A stockholder may recommend persons as potential nominees to be elected to the board by submitting the names of such persons in writing to our corporate secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person’s willingness to serve, and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the board (described below under “Procedure for Nominating Directors or Bringing Business Before the 2021 Annual Meeting”). To be nominated by the board for election, the nominee must meet the qualifications and selection criteria set forth in the corporate governance guidelines and the selection criteria as determined by the nominating and governance committee. The committee evaluates nominees recommended by stockholders in the same manner in which it evaluates other nominees. The selection criteria identifies desirable skills and experience for prospective board members, including those properly nominated by stockholders, and addresses the issues of diversity and background. The board selects potential new members using the criteria and priorities established from time to time. The composition, skills and needs of the board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the board.

Procedure for Nominating Directors or Bringing Business Before the 2021 Annual Meeting

A stockholder entitled to vote for the election of directors at an annual meeting and who is a stockholder of record on:

•	the record date for that annual meeting,

•	on the date the shareholder provides timely notice to us, and

•	on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our corporate secretary.

A notice nominating a person for election as a director must include:

•	the name and address of the stockholder making the nomination and of the person to be nominated;

•

a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, including stockholder associated persons, pursuant to which the nomination is being made by the stockholder (naming such person or persons); and

•	the consent of the nominee to serve as our director if duly elected at the annual meeting by the stockholders.

For each matter other than director nominations that the stockholder proposes to bring before the annual meeting, the notice must include a brief description of the business to be discussed, the name and record address of the stockholder proposing such business, the class and number of our shares owned by the stockholder and any material interest of the stockholder in such business, and a description of all arrangements or understandings between or among the nominee and any other persons, including stockholder associated persons, in connection with the proposal of such business by such stockholder.

In all cases, the person making the nomination or proposing to bring business must also provide the following information in the notice, regarding itself and any stockholder associated person:

•

such other information regarding the nominee or the business proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the SEC;

•	the nominee holder for and number of shares owned beneficially by such person;

•	all ownership interests, hedges, derivative and short positions, rights to vote any shares of any of our securities, and any other similar arrangements;

•

to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of business or the nominee for election on the date of such stockholder’s notice; and

•	a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business or to nominate the person before the meeting.

For purposes of the above, “stockholder associated person” means (1) any person acting in concert, directly or indirectly, with the stockholder providing a notice; and (2) any person controlling, controlled by or under common control with such stockholder or any other stockholder associated person.

Please be aware that these requirements are separate from, and in addition to, the requirements to have your proposal included in our proxy as described above under “Stockholder Proposals.” All information provided must be updated to speak as of the record date of the meeting no later than 10 days after the record date.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the annual meeting must be received at our principal executive offices no earlier than February 4, 2021 and no later than March 6, 2021. If the 2021 annual meeting is called for a date that is not within 30 days before or after May 5, 2021, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or made public in a press release or in a filing with the SEC, whichever occurs first. This notice must be received by our corporate secretary personally or by registered mail and otherwise satisfy the procedures set forth in our bylaws.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Other Matters

As of the date of this proxy statement, the board of directors does not intend to present at the 2020 Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Kent A. Pflederer

Corporate Secretary

March 20, 2020

PACKAGING CORPORATION OF AMERICA

AMENDED AND RESTATED

1999 LONG TERM EQUITY INCENTIVE PLAN

as amended and restated May 5, 2020

1.

History and Purpose.  This plan shall be known as the Packaging Corporation of America Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Plan”). The was established by Packaging Corporation of America (the “Company”) to promote the long-term growth and profitability of the Company and its Subsidiaries (as defined herein) by (a) providing Eligible Individuals (as described herein) with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (b) enabling the Company to attract, retain and reward the best available persons for positions of responsibility.

2.	Definitions.

(a)	“Award” means any award granted under the Plan in accordance with the terms hereof.

(b)	“Board” mean the board of directors of the Company.

(c)	“Cash Incentive Award” has the meaning set forth in Section 7(b).

(d)	“Cause” means, unless otherwise provided by the Committee in an agreement evidencing an Award, the occurrence of one or more of the following events:

(i)

a Participant’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or its Subsidiaries, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or its Subsidiaries or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or its Subsidiaries;

(ii)

any act or acts of disloyalty, misconduct or moral turpitude by a Participant injurious to the interest, property, operations, business or reputation of the Company or its Subsidiaries or conviction of a Participant of a crime the commission of which results in injury to the Company or its Subsidiaries; or

(iii)

a Participant’s failure or inability (other than by reason of his or her permanent disability) to carry out effectively his or her duties and obligations to the Company or its Subsidiaries or to participate effectively and actively in the management of the Company or its Subsidiaries, as determined in the reasonable judgment of the Board.

(e)	“Change in Control” means the occurrence of one of the following events:

(i)

if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)

consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv)	consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Code Section 409A” means Section 409A of the Code and any regulations and guidance of general applicability issued thereunder.

(h)

“Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board; provided, however, that the Committee with respect to Awards to Non-Employee Directors shall be the Board. Notwithstanding the foregoing (other than the proviso applicable to Non-Employee Directors), as long as the Company is subject to Section 16 of the Exchange Act, the Committee for purpose of the Plan shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements.

(i)

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(j)

“Competition” is deemed to occur if a person whose employment or service with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any Subsidiary with which the person was involved in a management role at any time during his or her last five years of employment with or other service for the Company or any Subsidiaries (or his or her entire period of employment or other if less than five years).

(k)

“Disability” means, unless otherwise provided by the Committee in an agreement evidencing an Award, a disability that would entitle an eligible Participant to payment of monthly disability payments under any Company disability plan. In the case of a Participant who is not a participant in a Company disability plan, “Disability” means, except as otherwise provided by the Committee, the Participant’s inability, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his position for the Company and its Subsidiaries, which condition is expected to be permanent; provided, however, that in the case of a Non-Employee Director, “Disability” means an injury or illness which, as determined by the Committee, renders the Participant unable to serve as a director of the Company.

(l)	“Effective Date” has the meaning set forth in Section 18.

(m)

“Eligible Individual” means any director, officer or employee of the Company or any Subsidiary, any individual who perform services for the Company or any Subsidiary, or any individual for whom an offer of employment has been extended by the Company and its Subsidiaries; provided, however, that an Award to a person to whom an offer of employment has been extended shall not be effective until such individual begins to provide services to the Company or any Subsidiary.

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)

“Exempt Person” means any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries.

(p)	“Exercise Price” has the meaning set forth in Section 6(a).

(q)	“Expiration Date” has the meaning set forth in Section 6(c).

(r)	“Family Member” has the meaning given to such term in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(s)

“Fair Market Value” of a Share means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair market value of the Common Stock determined in good faith by the Board; provided, however, that when Shares received upon exercise of an Option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any Shares used to pay the Exercise Price and applicable withholding taxes and to compute the withholding taxes.

(t)	“Full Value Award” has the meaning set forth in Section 7(a).

(u)	“Good Reason” means, unless otherwise provided by the Committee in an agreement evidencing an Award, the occurrence of one or more of the following events that occurs on or after a Change in Control:

(i)	a substantial adverse alteration in the nature of the Participant’s status or responsibilities from those in effect immediately prior to the Change in Control; or

(ii)

a material reduction in the Participant’s annual base salary and target bonus, if any, or, in the case of a Participant who is a director not employed by the Company, the Participant’s annual compensation, as in effect immediately prior to the Change in Control.

A Participant’s Termination Date shall not be considered to be on account of Good Reason unless, within 30 days after the occurrence of an event described above, the Participant notifies the Company that the event has occurred, the Company has not remedied the event or condition by the 30th day following the date of such notice and the Participant terminates employment or service within 30 days following the expiration of the Company’s 30 day cure period.

(v)	“Incentive Stock Option” means an Option conforming to the requirements of Section 422 of the Code and any successor thereto.

(w)	“Non-Employee Director” means a director who meets the criteria set forth in clauses (A) and (B) of Rule 16b-3(b)(3)(i) under the Exchange Act and any successor thereto.

(x)	“Non-Qualified Stock Option” means any Option other than an Incentive Stock Option.

(y)

“Option” means the grant of an Award under the Plan that entitles the Participant to purchase Shares at an Exercise Price established by the Committee at the time of grant. Options may be either Incentive Stock Options or Non-Qualified Stock Options, as determined by the Committee; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or a Subsidiary. An Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option.

(z)	“Participant” means any person to whom an Award is granted under the Plan.

(aa)

“Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment or service on retirement with the approval of the Committee. A Participant’s Termination Date shall not be considered to be on account of “Retirement” if it is for any other reason, including termination by the Company for Cause.

(bb)	“Share” has the meaning specified in Section 4(a).

(cc)

“SAR” means an Award granted under the Plan that entitles the Participant to receive cash or that number of Shares having a Fair Market Value equal to the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise, over (ii) an Exercise Price established by the Committee at the time of grant.

(dd)

“Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company; provided, however, that for purpose of Incentive Stock Options, a “Subsidiary” will be limited to a corporation that is a subsidiary of the Company within the meaning of Section 424(f) of the Code.

(ee)

“Substitute Award” means an Award of Shares issued by the Company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines. In no event shall the issuance of Substitute Awards change the terms of such previously granted awards such that the change, if applied to a current Award, would be prohibited under Section 6(e).

(ff)

“Termination Date” means the date on which a Participant both ceases to be an employee of the Company and the Subsidiaries and ceases to perform material services for the Company and the Subsidiaries, regardless of the reason for the cessation; provided, however, that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or the Subsidiary which was the recipient of the Participant’s services; and provided further that with respect to a Non-Employee Directors, “Termination Date” means the date on which the Non-Employee Director’s service as a Non-Employee Director terminates for any reason. The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment or service; nor shall it be considered a termination of employment or service if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment or service relationship.

3.	Administration.

(a)

Administration Generally.  The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board.

(b)

Rights and Powers of Committee.  Subject to the provisions of the Plan, the Committee shall be authorized to (i) select Eligible Individuals who will receive Awards under the Plan, (ii) determine the time, form and substance of Awards made under the Plan to each Participant, and the terms, conditions, performance targets, restrictions and other provisions applicable to any Award, (iii) certify that the conditions and restrictions applicable to any Award have been met, (iv) modify the terms of, cancel or suspend Awards made under the Plan, (v) conclusively interpret the Plan and Awards made thereunder, (vi) accelerate the vesting or exercisability of any Award, (vii) make any adjustments necessary or desirable in connection with Awards made under the Plan to Eligible Individuals located outside the United States, and (viii) adopt, amend, or rescind such rules and regulations relating the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to and make such all determinations, for carrying out the Plan as it may deem appropriate.

(c)

Decisions Binding.  Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto and the rules and regulations of the principal securities exchange on which the Common Stock is then listed for trading.

(d)

Delegation.  Except to the extent prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(e)

Furnishing of Information.  The Company and its Subsidiaries shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company and the Subsidiaries as to an individual’s or Participant’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee consider desirable to carry out the terms of the Plan.

(f)

Liability of Committee Members.  No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

(g)

Expenses and Funding.  The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan.

4.	Shares Reserved and Limitations.

(a)

Generally.  Subject to adjustments as provided in Section 4(e), an aggregate of 11,950,000 shares of Common Stock (the “Shares”) may be issued pursuant to the Plan. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares, including Shares purchased in the open market or in private transactions.

(b)

Share Recycling.  Shares covered by an Award shall only be counted as used to the extent that they are actually used. Any Shares that are subject to an Award under the Plan (other than a Substitute Award) that expires or terminates unexercised, becomes unexercisable, is forfeited, is cancelled, or otherwise terminates without the issuance of shares, or is settled in cash, shall again be available for further grants under the Plan. Shares subject to Substitute Awards shall not reduce the number of Shares that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any period pursuant to Section 4(c). The following Shares may not again be made available for issuance as Awards under the Plan pursuant to this Section 4(b): (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR; (ii) Shares used to pay the Exercise Price or withholding taxes relating to an outstanding Award; and (iii) Shares repurchased on the open market with the proceeds of the Exercise Price.

(c)	Limitations.

(i)

Incentive Stock Options.  Subject to the terms and conditions of the Plan, the maximum number of Shares that may be delivered to Participants and their Beneficiaries with respect to Incentive Stock Options under the Plan shall be 11,950,000; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentive Stock Options, such rules shall apply to the limit on Incentive Stock Options granted under the Plan.

(ii)

Limits on Options and SARs.  The maximum number of Shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 6 (relating to Options and SARs) shall not exceed 500,000. For purposes of this Section 4(c)(ii), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each Share shall be counted as covering only one share of Stock for purposes of applying the limitations of this Section 4(c)(ii).

(iii)

Limits on Full Value Awards.  No more than 500,000 Shares may be delivered pursuant to Full Value Awards granted to any one Participant during any one calendar-year period pursuant to Section 7 (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting).

(iv)

Limits on Cash Incentive Awards.  The maximum amount payable to any Participant with respect to any twelve month performance period under a Cash Incentive Award shall equal $10,000,000.00 (pro-rated for performance periods that are greater or lesser than twelve months).

(v)

Director Compensation.  The sum of any cash compensation or other compensation and the value of any Awards granted to a director that is not employed by the Company as compensation for services as a director during any the period beginning on the date of one regular annual meeting of our stockholders until the date of the next regular annual meeting of our stockholders may not exceed $650,000.

If Awards are denominated in cash but an equivalent amount of Common Stock is delivered in lieu of delivery of cash under Section 4(c)(iii) or (iv), the limitations of those Sections shall be applied to the cash based on the methodology used by the Committee to convert the cash into Common Stock. If Awards are denominated in of Common Stock but an equivalent amount of cash is delivered in lieu of delivery of Shares, the limitations of Section 4(c)(iii) and (iv) shall be applied based on the methodology used by the Committee to convert the number of Shares into cash. If delivery of Common Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

(d)	Form of Award. To the extent provided by the Committee, any Award may be settled in cash rather than in Shares.

(e)

Adjustments.  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall, in its sole discretion (i) adjust in the number and kind of shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Sections 4(a) and (c), including number of shares that may be delivered to an individual during any specified time as described in Section 4(c)), (ii) adjust the number and kind of shares or other property subject to outstanding Awards under the Plan, (iii) adjust the Exercise Price of outstanding Options and SARs, and (iv) make any other adjustments that the

Committee determines to be equitable (which may include, without limitation, (A) replacement of Awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (B) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the Shares subject to the Option or SAR at the time of the transaction over the Exercise Price (or for no consideration if the Exercise Price exceeds the value of the Shares); provided, however, that the Committee shall not be required to make any adjustment that would (I) require the inclusion of any compensation deferred pursuant to provisions of the Plan (or an award thereunder) in a Participant’s gross income pursuant to Section 409A of the Code and the regulations issued thereunder from time to time and/or (II) cause any award made pursuant to the Plan to be treated as providing for the deferral of compensation pursuant to such Code Section and regulations. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding Awards that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be (1) canceled in exchange for cash or other property or (2) assumed by the surviving or continuing corporation.

(f)

Except for Awards granted under the Plan with respect to Shares that do not exceed, in the aggregate, five percent of the total number of Shares reserved for issuance pursuant to Section 4, if a Participant’s right to become vested in an Award is conditioned on the completion of a specified period of service with the Company or any Subsidiary being required, then the required period of service shall be at least one year; provided, however, that the following Awards shall not be subject to the foregoing minimum vesting requirement: (i) Awards that are accelerated in the event of the Participant’s death or Disability, involuntary termination without Cause, or Retirement, (ii) Substitute Awards, or (iii) Shares delivered in lieu of fully vested cash awards (whether under the Plan or otherwise).

5.

Participation.  Participation in the Plan shall be limited to Eligible Individuals. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals those persons who will be granted one or more Awards under the Plan. Subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the Plan and more than one Award may be granted to a Participant. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Eligible Individuals under the Plan, whether or not such individuals are similarly situated. A grant of any Award an Eligible Individual shall neither guarantee nor preclude a further grant of that or any other type to such Eligible Individual in that year or subsequent years.

6.

Options and SARs.  The Committee may from time to time grant to Eligible Individuals Options and/or SARs (or a combination thereof). The Award granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

(a)

Exercise Price.  The “Exercise Price” per Share of an Option or SAR shall be established at the time of grant; provided, however, that in no event shall the Exercise Price be less than 100% of the Fair Market Value of a Share as of the date of grant (or, if greater, par value). In the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price may not be less than 110% of the Fair Market Value of a Share as of the date of grant of the Option, unless otherwise permitted by Section 422 of the Code or any successor thereto.

(b)

Exercise and Vesting.  The terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan. No Option or SAR may be exercised prior to the date on which it is exercisable (or vested) or after the Expiration Date thereof and no SAR may be exercised unless, on the date of exercise, the Fair Market Value of a Share exceeds the Exercise Price.

(i)	Special Exercise Rules. Unless otherwise provided by the Committee:

(A)	If a Participant’s Termination Date occurs due to death or Disability, all of the Participant’s Options and SARs shall become fully vested and exercisable as of the Participant’s Termination Date.

(B)

If there is a Change in Control of the Company and a Participant’s Termination Date occurs on or within two years after such Change in Control by reason of termination by the Participant for Good Reason or by Company other than for Cause, all of the Participant’s Options and SARs shall become fully vested and exercisable upon the Termination Date.

(C)

If a Participant’s Termination Date occurs for any reason other than death or Disability (including Retirement) or by reason of a termination on or following a Change in Control as described in Section 6(b)(i)(B)), all of the Participant’s Options and SARs that were not exercisable on the Termination Date shall be forfeited immediately upon the Termination Date.

(ii)

Method of Exercise.  Options may be exercised, in whole or in part, upon payment of the Exercise Price of the Shares to be acquired in accordance with procedures established by the Committee. An SAR shall be exercised upon notification by the Participant to the Company in accordance with procedures established by the Committee; provided, however, that all then outstanding SARs will be exercised automatically on the last day prior to the Expiration Date of the SAR so long as the Fair Market Value of a Share on that date exceeds the Exercise Price of the SAR.

(iii)

Payment of Exercise Price.  Subject to the following provisions of this Section 6(b)(iii), the full Exercise Price of each Share purchased upon exercise of an Option shall be paid at the time of exercise. Payment of the Exercise Price shall be made (A) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (B) by delivery of outstanding Shares with a Fair Market Value on the date of exercise equal to the aggregate Exercise Price payable with respect to the Options’ exercise, (C) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, or (D) by any combination of the foregoing.

(iv)

Payment of Exercise Price with Shares.  In the event a Participant elects to pay the Exercise Price payable with respect to an Option pursuant to Section 6(b)(iii)(B) above (relating to delivery of Common Stock), (A) only a whole number of share(s) of Common Stock (and not fractional Shares) may be tendered in payment, (B) the Participant must present evidence acceptable to the Company that he or she has owned any such Shares tendered in payment of the Exercise Price (and that such tendered Shares have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the Participant, be made either by (I) physical delivery of the certificate(s) for all such Shares tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (II) direction to the Participant’s broker to transfer, by book entry, such Shares from a brokerage account of the Participant to a brokerage account specified by the Company. When payment of the Exercise Price is made by delivery of Common Stock, the difference, if any, between the aggregate Exercise Price payable with respect to the Option being exercised and the Fair Market Value of the Shares tendered in payment (plus any applicable taxes) shall be paid in cash. No Participant may tender Shares having a Fair Market Value exceeding the aggregate Exercise Price payable with respect to the Option being exercised (plus any applicable taxes).

(c)

Expiration Date.  The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant (as the same may be modified in accordance with the terms of the Plan); provided, however, that unless determined otherwise by the Committee, the Expiration Date with respect to any Option or SAR shall not be later than the earliest to occur of:

(i)	the ten-year anniversary of the date on which the Option or SAR is granted;

(ii)	if the Participant’s Termination Date occurs by reason of death or Disability, 180 days after the Termination Date;

(iii)

if the Participant’s Termination Date occurs on or within two years following a Change in Control by reason of termination by the Participant for Good Reason or by the Company for reasons other than for Cause, the first anniversary of the Termination Date;

(iv)

if the Participant’s Termination Date occurs by reason of Retirement or for any reason other than death, Disability or termination for Cause, 90 days after the Termination Date provided that the Participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee; and

(v)	if the Participant’s Termination Date occurs for reasons of Cause, the day preceding the Termination Date.

In no event shall the Expiration Date of an Option or SAR be later than the ten-year anniversary of the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any stock exchange on which the Common Stock is listed).

(d)

Limitations on Incentive Stock Options.  If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(e)

No Repricing.  Except for either adjustments pursuant to Section 4(e) (relating to the adjustment of Shares), or reductions of the Exercise Price approved by the Company’s stockholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower Exercise Price. Except as approved by the Company’s stockholders, in no event shall any Option or SAR granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option or SAR is greater than the then current Fair Market Value of a Share. In addition, no repricing of an Option or SAR shall be permitted without the approval of the Company’s stockholders if such approval is required under the rules of any stock exchange on which Common Stock is listed.

7.	Full Value Awards and Cash Incentive Awards.

(a)

Full Value Award.  A “Full Value Award” is a grant of one or more Shares or a right to receive one or more Shares in the future (including restricted stock, restricted stock units, deferred stock units, performance shares, and performance stock units) which is contingent on continuing service, the achievement of performance objectives during a specified period performance, or other restrictions as determined by the Committee or in consideration of a Participant’s previously performed services or surrender or other compensation that may be due. The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.

(b)

Cash Incentive Awards.  A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Shares having value equivalent to the cash otherwise payable) that is contingent on continuing service, the achievement of performance objectives during a specified period performance, or other restrictions as determined by the Committee or in consideration of a Participant’s previously performed services or surrender or other compensation that may be due. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

(c)

Change in Control Provisions. Subject to the following provisions,  the Committee may provide in any Full Value Award or Cash Incentive Award for provisions relating to a Change in Control, including, the acceleration of the vesting of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, such Award.

(i)

For any Full Value Award or Cash Incentive Award that is continued, assumed or substituted with an award determined by the Committee to be substantially equivalent to the original Award in connection with such Change in Control (a “Substantially Equivalent Award”), in addition to any conditions provided for in the Award agreement, any acceleration of the vesting, or lapse of restrictions with respect to any outstanding awards in connection with a Change in Control may occur only if during the two-year period following the Change in Control, the Participant’s employment is (1) terminated by the Company for reasons other than Cause or (2) terminated by the Participant for Good Reason.

(ii)

If a Change in Control does not provide for a continuation, assumption or substitution of an outstanding Full Value Award or Cash Incentive Award with a Substantially Equivalent Award, then each Participant’s rights with respect to each such then outstanding Full Value Award shall automatically shall be cancelled in exchange for (i) a payment equal to the full value of the Cash Incentive Award; or (ii) a payment equal to the value assigned to the number of Shares covered by such Full Value Award in connection with such Change in Control.

(iii)

For Awards that are conditioned or paid out upon the achievement of one or more performance objectives, the Committee may, in the Award agreement, (i) determine the payout or vesting level based upon performance through the date of, or a date prior to, such Change in Control; and/or (ii) determine to pay out such Award at the “target” or equivalent level of performance, if such a level is provided in the Award agreement. The Committee may determine that a Substantially Equivalent Award shall have an equivalent value to the vesting or payout level determined pursuant to the previous sentence and, after the Change in Control, no longer be subject to achievement of performance objectives and be subject only to continued service through the vesting date set forth in the original Award.

8.

Withholding Taxes.  All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through (a) cash payment by the Participant, or (b) the surrender of Shares which the Participant already owns or the surrender of shares to which a Participant is otherwise entitled under the Plan; provided, however, that (i) the amount withheld in the form of Shares under this Section 8 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes) unless otherwise elected by the Participant, (ii) in no event shall the Participant be permitted to elect less than the minimum statutory withholding obligation, and (iii) in no event shall the Participant be permitted to elect to have an amount withheld in the form of Shares pursuant to this Section 8 that exceeds the maximum individual tax rate for the employee in applicable jurisdictions. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a Participant, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan.

9.

Written Agreement.  Unless the Committee determines otherwise, the Committee may require a Participant to enter into an agreement with the Company or a Subsidiary, in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. Any such document shall be considered an Award agreement for purposes of the Plan regardless of whether any Participant signature is required.

10.

Transferability.  Unless the Committee determines otherwise, no Award granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution or to a Participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. Unless the Committee determines otherwise, an Option may be exercised only by the Participant; by his or her Family Member if such person has acquired the Option by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. However, in no event will an Option granted under this Plan be transferred for value or consideration. All provisions of this Plan shall in any event continue to apply to any award granted under the Plan and transferred as permitted by this Section 10, and any transferee of any such Award shall be bound by all provisions of this Plan as and to the same extent as the applicable original Participant.

11.	Listing, Registration, Restrictions and Certification.

(a)

Listing.  If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such Award may be exercised or settled, in whole or in part, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)

Restrictions.  In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)

Certification.  To the extent that the Plan provides for issuance of certificates to reflect the transfer of Common Stock, the transfer of such Common Stock may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed.

12.

Settlements and Payments.  Awards may be settled through cash payments, the delivery of Shares, the granting of replacement Awards, or combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment (other than an Option or SAR and to the extent permitted by Code Section 409A), subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

13.

Notices.  Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company or the Subsidiary, as applicable, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

14.

Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

15.

Dividends and Dividend Equivalents.  An Award (other than an Option or a SAR Award) may provide the Participant with the right to receive dividend payments, dividend equivalent payments or dividend equivalent units with respect to Shares subject to the Award (both before and after the Shares subject to the Award are earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Shares or Common Stock equivalents, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Common Stock equivalents. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on performance-based awards that have not been earned based on the performance criteria and measures established.

16.

Amendment and Termination of the Plan.  The Board or the Committee may amend or terminate the Plan at any time, and the Committee may amend any Award; provided, however that, no amendment or termination may, in the absence of consent to the change by the affected Participant (or Beneficiary, if applicable), adversely affect the rights of any Participant (or Beneficiary) under any Award granted under the Plan prior to such amendment or termination is adopted; and provided, further that, adjustments pursuant to Section 4(e) (relating to adjustment of shares) shall not be subject to the foregoing limitations of this Section 16. Notwithstanding the foregoing, the provisions of Section 6(e)(relating to repricing) cannot be amended without the approval of the Company’s stockholders and no other amendment shall be made to the Plan without the approval of the Company’s stockholders if such amendment is required by law or the rules of any stock exchange on which the Common Stock is listed. It is the intention of the Company that to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Code Section 409A, the Plan and the Awards comply with the requirements of Code Section 409A and that the Board shall have the authority to amend the Plan as it deems necessary to conform to Section 409A. Notwithstanding the foregoing, the Company does not guarantee that Awards under the Plan will comply with Section 409A and the Committee is under no obligation to make any changes to any Award to cause such compliance.

17.	Limitation of Implied Rights.

(a)    No Right to Assets.  Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b)    No Right to Employment or Continued Service.  The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any participating individual the right to be retained in the employ or continued service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and Shares are registered in his name.

18.

Effective Date and Termination Date.  The original date of commencement of the Plan was October 19, 1999. The Plan has been amended from time thereafter and this amendment and restatement of the Plan shall be effective as of the date that it is approved by the stockholders of the Company (the “Effective Date”). The Plan shall be of unlimited duration, and, in the event of Plan termination, shall remain in effect as long as any Awards granted under it are outstanding and not fully vested or paid; provided, however, no new Awards will be made under the Plan after the tenth anniversary of the Effective Date.

19.

Severability.  Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

20.

Governing Law.  The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

21.

Code Section 409A.  Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, to the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A, it is the intent of the parties to the applicable Award Agreement that such Award Agreement incorporate the terms and conditions necessary to avoid the consequences specified in Code Section 409A(a)(1) and that such Award Agreement and the terms of the Plan as applicable to such Award be interpreted and construed in compliance with Code Section 409A and the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Committee intend to administer the Plan so that it will comply with the requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.

22.

Restrictions on Shares and Awards.  The Committee, in its discretion, may impose such restrictions on Shares acquired pursuant to the Plan, whether pursuant to the exercise of an Option or SAR, settlement of a Full Value Award or otherwise, as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance,

Share ownership by the Participant, conformity with the Company’s recoupment, compensation recovery, or clawback policies and such other factors as the Committee determines to be appropriate. Without limiting the generality of the foregoing, unless otherwise specified by the Committee, any awards under the Plan and any Shares issued pursuant to the Plan shall be subject to the Company’s compensation recovery, clawback, and recoupment policies as in effect from time to time.

23.

Misconduct.  If the Committee determines that a present or former employee has (a) used for profit or disclosed to unauthorized persons, confidential or trade secrets of the Company or any Subsidiary; (b) breached any contract with or violated any fiduciary obligation to the Company or any Subsidiary; or (c) engaged in any conduct which the Committee determines is injurious to the Company or its Subsidiaries, the Committee may cause that employee to forfeit his or her outstanding awards under the Plan.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

  2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:												+
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Cheryl K. Beebe	☐	☐	☐	02 - Duane C. Farrington	☐	☐	☐	03 - Donna A. Harman	☐	☐	☐

04 - Mark W. Kowlzan	☐	☐	☐	05 - Robert C. Lyons	☐	☐	☐	06 - Thomas P. Maurer	☐	☐	☐

07 - Samuel M. Mencoff	☐	☐	☐	08 - Roger B. Porter	☐	☐	☐	09 - Thomas S. Souleles	☐	☐	☐

10 - Paul T. Stecko	☐	☐	☐	11 - James D. Woodrum	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify appointment of KPMG LLP as our auditors.	☐	☐	☐	3.	Proposal to approve the 1999 Long-Term Equity Incentive Plan.	☐	☐	☐

4.	Proposal to approve our executive compensation.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

2020 Annual Meeting Admission Ticket

2020 Annual Meeting of Packaging Corporation of America Shareholders

May 5, 2020, 8:30am CT

Packaging Corporation of America Corporate Office

1 N. Field Court, Lake Forest, Illinois

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.edocumentview.com/PKG

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Packaging Corporation of America

Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 5, 2020

MARK W. KOWLZAN, ROBERT P. MUNDY and KENT A. PFLEDERER, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Packaging Corporation of America to be held on May 5, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

  2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2,3 and 4.

1. Election of Directors:												+
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Cheryl K. Beebe	☐	☐	☐	02 - Duane C. Farrington	☐	☐	☐	03 - Donna A. Harman	☐	☐	☐

04 - Mark W. Kowlzan	☐	☐	☐	05 - Robert C. Lyons	☐	☐	☐	06 - Thomas P. Maurer	☐	☐	☐

07 - Samuel M. Mencoff	☐	☐	☐	08 - Roger B. Porter	☐	☐	☐	09 - Thomas S. Souleles	☐	☐	☐

10 - Paul T. Stecko	☐	☐	☐	11 - James D. Woodrum	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify appointment of KPMG LLP as our auditors.	☐	☐	☐	3.	Proposal to approve the 1999 Long-Term Equity Incentive Plan.	☐	☐	☐

4.	Proposal to approve our executive compensation.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.edocumentview.com/PKG

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Packaging Corporation of America

Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 5, 2020

MARK W. KOWLZAN, ROBERT P. MUNDY and KENT A. PFLEDERER, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Packaging Corporation of America to be held on May 5, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)